Exhibit 2.1

[*]: THE IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THE AGREEMENT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

AGREEMENT AND PLAN OF MERGER

by and among

WU HOLDCO, INC.,

CORTEC GROUP FUND V, L.P.,

PANAMERA PURCHASER, INC.,

and

PANAMERA MERGER SUB, INC.

Dated as of February 15, 2019

4.25	Exports Controls	45
4.26	FCPA	45

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB	46

5.1	Organization and Standing	46
5.2	Authority, Validity and Effect	46
5.3	No Conflict; Required Filings and Consents	46
5.4	Independent Investigation; No Reliance	47
5.5	Financial Capability	47
5.6	Solvency	49
5.7	Legal Proceedings	49
5.8	No Brokers	49
5.9	No Prior Activities	49

ARTICLE VI	COVENANTS AND AGREEMENTS	50

6.1	Interim Operations of the Company	50
6.2	Reasonable Access; Confidentiality	52
6.3	Publicity	52
6.4	Records	52
6.5	Indemnification	53
6.6	Reasonable Best Efforts; Cooperation	53
6.7	HSR; Other Antitrust Laws	54
6.8	Company Stockholder Approval	54
6.9	Financing Cooperation	55
6.10	Financing	56
6.11	COBRA	58
6.12	Exclusivity	58
6.13	Section 280G	58
6.14	Subrogation	59

ARTICLE VII	CONDITIONS TO CLOSING	59

7.1	Conditions to Obligations of the Company	59
7.2	Conditions to Obligations of Buyer and Merger Sub	60
7.3	Frustration of Closing Conditions	61

ARTICLE VIII	TERMINATION OF AGREEMENT	61

8.1	Termination	61
8.2	Effect of Termination	63

ARTICLE IX	REMEDIES	64

9.1	Remedies	64
9.2	Specific Performance	65

ARTICLE X	TAX MATTERS	66

10.1	Cooperation; Audits; Tax Returns	66
10.2	Buyer Tax Acts	66
10.3	Certain Taxes	67
10.4	Refunds and Credits	67
10.5	Consolidated Income Tax Return	67
10.6	Straddle Periods	67

ii

ARTICLE XI	MISCELLANEOUS AND GENERAL	68

11.1	Seller Representative	68
11.2	Expenses	69
11.3	Successors and Assigns	69
11.4	Third Party Beneficiaries	69
11.5	Further Assurances	69
11.6	Notices	70
11.7	Captions	71
11.8	Amendment; Waiver	71
11.9	Legal Representation	71
11.10	Governing Law	72
11.11	Consent to Jurisdiction and Service of Process	72
11.12	Waiver of Jury Trial	73
11.13	Severability	73
11.14	Construction	73
11.15	Counterparts; Electronic Transmission	73
11.16	Complete Agreement	74

iii

EXHIBITS

Exhibit A	Stockholders
Exhibit B	Optionholders
Exhibit C	Forms of Escrow Agreement and Paying Agent Agreement
Exhibit D	Form of Option Surrender Certificate
Exhibit E	Form of Transmittal Letter
Exhibit F	Certificate of Incorporation of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of February 15, 2019 (the “Effective Date”), by and among WU Holdco, Inc., a Delaware corporation (the “Company”), Cortec Group Fund V, L.P., a Delaware limited partnership, in its capacity as the Seller Representative (the “Seller Representative”), Panamera Purchaser, Inc., a Delaware corporation (“Buyer”), and Panamera Merger Sub, Inc., a Delaware corporation (“Merger Sub”). Terms used in this Agreement that are capitalized and not otherwise defined in context have the meanings set forth or cross-referenced in Article I.

RECITALS

A. As of the Effective Date, the Persons set forth on Exhibit A (the “Stockholders”) are the record owners of the issued and outstanding shares of Company Stock as set forth on Exhibit A (collectively, the “Shares”).

B. As of the Effective Date, the Persons set forth on Exhibit B (the “Optionholders” and together with the Stockholders, the “Sellers”) are the record owners of the outstanding unexercised options to purchase shares of Common Stock as set forth on Exhibit B (the “Options”) that were issued pursuant to the WU Holdco, Inc. 2017 Equity and Performance Incentive Plan.

C. The respective Boards of Directors of the Company, Buyer and Merger Sub have each unanimously determined that a business combination among Buyer, Merger Sub and the Company is in the best interests of their respective companies and stockholders and accordingly have agreed to effect the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), whereby the separate corporate existence of Merger Sub will cease and each issued and outstanding share of Company Stock, other than the Dissenting Shares, will be converted into the right to receive the consideration set forth herein.

D. In connection with the Merger, all Options will be cancelled and converted into the right to receive the consideration set forth herein.

E. Concurrently with the execution and delivery of this Agreement, certain Stockholders have entered into Support and Restrictive Covenant Agreements.

F. Following the execution and delivery of this Agreement, the Company shall obtain, and deliver to Buyer, the Company Stockholder Approval in accordance with the terms of this Agreement.

G. Certain Stockholders may enter into contribution agreements (collectively, the “Rollover Agreements”), pursuant to which such Stockholders will contribute to Panamera Acquisition Holdings, Inc., a Delaware corporation (“Parent”), immediately prior to the Effective Time and as part of the same overall transaction as the Merger, certain shares of the Company Stock (the “Rollover Shares”) in exchange for shares of common stock of Parent (“Parent Securities”), subject to the terms and conditions set forth herein and therein.

H. Certain Optionholders may enter into subscription agreements with Parent, to be effective as of the Closing, pursuant to which such Optionholders will subscribe for Parent Securities, subject to the terms and conditions set forth herein and therein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Company, the Seller Representative, Buyer and Merger Sub hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement:

“Acquisition Proposal” has the meaning set forth in Section 6.12.

“Action” means any claim, suit, legal proceeding, audit, investigation, administrative enforcement proceeding or arbitration proceeding, in each case, by or before any Governmental Authority.

“Additional Merger Consideration” means, as of any time of determination, the sum of (a) the portion of the Escrow Funds payable to the Sellers, (b) the portion of the Holdback Amount payable to the Sellers, (c) the portion of any adjustment pursuant to Section 2.9(f) payable to the Sellers, (d) the Deferred Payments, and (e) all other amounts payable to the Sellers after the Closing under this Agreement, including pursuant to Section 10.4.

“Advisory Agreement” means the Advisory Agreement, dated June 30, 2017, among the Company, CC Holdings, Inc., CC Intermediate Holdings, Inc., Weiman Products, LLC, J.A. Wright & Co., Micro-Scientific, LLC, Urnex Acquisition, LLC, Urnex Holdings, LLC, Urnex Brands, LLC and Cortec Management V, LLC.

“Affiliate” means with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by Contract or otherwise.

“Affiliate Agreements” has the meaning set forth in Section 4.23.

“Aggregate Exercise Consideration” means the aggregate exercise price in cash that would be payable for all of the shares of Common Stock issuable upon the exercise in full of the portions of the Options that are vested as of the Effective Time.

“Agreement” has the meaning set forth in the preamble.

“Alternative Financing” has the meaning set forth in Section 6.10(a).

“Anti-Corruption Laws” means any anti-bribery or anti-corruption Laws applicable to the Company and the Subsidiaries and their respective operations, including (a) the United States Foreign Corrupt Practices Act of 1977, as amended, (b) the U.K. Bribery Act 2010, and (c) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Arbitration Firm” has the meaning set forth in Section 2.9(c).

“Audited Financial Statements” has the meaning set forth in Section 4.5(a).

“Balance Sheet Date” has the meaning set forth in Section 4.5(a).

“Bank Debt” means all amounts outstanding immediately prior to the Closing and owed by any WU Company at the Closing pursuant to the Credit Facility.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which the Federal Reserve Bank of New York is closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Related Parties” has the meaning set forth in Section 8.2(c).

“Cash and Cash Equivalents” means, as of 12:01 a.m. Central Time on the Closing Date, all cash and cash equivalents of the WU Companies: (a) reduced by (i) cash in reserve accounts, security deposits, cash escrow accounts, custodial cash and cash securing letter of credit obligations or subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose and (ii) the amount of any outstanding drafts, wire transfers or uncleared checks of the WU Companies; and (b) increased by checks and drafts deposited (and which subsequently clear) for the account of a WU Company but not yet reflected as available proceeds in a WU Company’s account. Cash and Cash Equivalents shall be determined in accordance with GAAP, and only to the extent consistent with GAAP, consistent with the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, that were used in the preparation of the Company Financial Statements, but excluding the effects, on or after the Closing Date, of transactions contemplated by this Agreement; provided that the use of any Cash and Cash Equivalents by any WU Company from and after 12:01 a.m. Central Time on the Closing Date until the Effective Time to pay Selling Expenses, to pay down Company Debt, or to pay or declare any dividend or other distribution to the Sellers, shall reduce the amount of Cash and Cash Equivalents by the aggregate amount actually paid or declared by such WU Company during such period.

“CC Holdings” means CC Holdings, Inc., a Delaware corporation.

“CC Intermediate Holdings” means CC Intermediate Holdings, Inc., a Delaware corporation.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on June 23, 2017.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” means the outstanding stock certificates which immediately prior to the Effective Time represent the Shares.

“Class A Common Stock” means the shares of Class A Common Stock, par value $0.01 per share, of the Company.

“Class A Common Stock Amount” means the aggregate amount of the Initial Merger Consideration payable to the holders of shares of Class A Common Stock and the holders of Options exercisable for shares of Class A Common Stock that are vested as of the Effective Time pursuant to this Agreement and in accordance with Section 1.2(a) of the Certificate of Incorporation (assuming the exercise in full of the portions of the Options that are vested as of the Effective Time), as applicable.

“Class B Common Stock” means the shares of Class B Common Stock, par value $0.01 per share, of the Company.

“Class B Common Stock Amount” means the aggregate amount of the Initial Merger Consideration payable to the holders of shares of Class B Common Stock and the holders of Options exercisable for shares of Class B Common Stock that are vested as of the Effective Time pursuant to this Agreement and in accordance with Section 1.2(b)(iv) of the Certificate of Incorporation (assuming the exercise in full of the portions of the Options that are vested as of the Effective Time), as applicable.

“Class B-1 Preferred Stock” means the shares of Class B-1 Preferred Stock, par value $0.01 per share, of the Company.

“Class B-1 Preferred Stock Amount” means the aggregate amount of the Initial Merger Consideration payable to the holders of shares of Class B-1 Preferred Stock pursuant to this Agreement and in accordance with Section 1.2(b)(i) and Section 1.2(b)(ii) of the Certificate of Incorporation (assuming the exercise in full of the portions of the Options that are vested as of the Effective Time).

“Class B-2 Preferred Stock” means the shares of Class B-2 Preferred Stock, par value $0.01 per share, of the Company.

“Class B-2 Preferred Stock Amount” means the aggregate amount of the Initial Merger Consideration as payable to the holders of shares of Class B-2 Preferred Stock pursuant to this Agreement and in accordance with Section 1.2(b)(iii) of the Certificate of Incorporation (assuming the exercise in full of the portions of the Options that are vested as of the Effective Time).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Statement” has the meaning set forth in Section 2.9(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Tax Agreement” means customary commercial agreements not primarily related to Taxes that contain covenants, agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions).

“Commitment Letters” has the meaning set forth in Section 5.5(a).

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Company” has the meaning set forth in the preamble.

“Company Debt” means for the WU Companies, as of immediately prior to the Closing, without duplication and exclusive of any amounts included in Net Working Capital and Selling Expenses, (a) all liabilities for borrowed money, whether secured or unsecured, including all outstanding principal, accrued interest (including any such liabilities of Five Star to the extent unpaid) and other payment obligations, (b) all liabilities evidenced by bonds, debentures, notes or similar debt securities, including all outstanding principal, accrued interest and other payment obligations, (c) all obligations under letters of credit but only to the extent drawn, (d) all obligations for the payment of a contingent purchase price or deferred purchase price (including any “earn-out” or other similar deferred consideration) or pursuant to a conditional sale of property or assets or title retention agreements or arrangements, (e) any interest rate swaps, forward contracts or other hedging arrangements, (f) all obligations under leases required to be recorded as capital leases in accordance with GAAP, (g) all liabilities secured by a purchase money mortgage or other Lien (other than a Permitted Lien) to secure all or part of the purchase price of the property subject to such Lien (other than a Permitted Lien), (h) all liabilities or obligations arising under the Advisory Agreement, including in connection with the termination of such agreement, (i) all accrued but unpaid bonuses in respect of (1) the fiscal year ended December 31, 2018 and (2) unpaid retention bonuses relating to the acquisition of Five Star and arising, in the case of this clause (2), under the Transaction Bonus Agreements listed on Schedule 4.11(a), in each case including the employer portion of any payroll Taxes related thereto, (j) all unpaid obligations relating to the purchase of Monoblock equipment up to an aggregate amount not to exceed $90,000, (k) the remaining balance that was prepaid to the Company or its Subsidiaries by its customer for services to be undertaken with respect to Project Darwin up to an aggregate amount not to exceed $21,000, (l) any unpaid capital expenditures related to the implementation of the wipes design value initiative undertaken by the Company or its Subsidiaries up to an aggregate amount not to exceed $130,000, (m) all Company Debt of the type referred to in clauses (a) through (l) above guaranteed, directly or indirectly, by any WU Company, and (n) any prepayment premiums, penalties or termination fees associated with the payment of Company Debt referred to in clauses (a) through (m) above; provided that Company Debt will not include (i) intercompany amounts owing from any WU Company to another WU Company, (ii) surety bonds and performance bonds, including the bond issued by JP Morgan Chase Bank, N.A., Toronto Branch, to the Canada Revenue Agency on behalf of Weiman, to the extent undrawn, (iii) letters of credit to the extent undrawn, (iv) trade payables (to the extent included in the calculation of Net Working Capital) and (v) any indebtedness incurred by Buyer and its Affiliates (and subsequently assumed by the Company or Subsidiary) on the Closing Date. Company Debt shall be determined in accordance with GAAP and, to the extent consistent with GAAP, consistent with the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, that were used in the preparation of the Interim Financial Statements and in accordance with Schedule 1.1 as applicable, but excluding the effects, on or after the Closing Date, of transactions contemplated by this Agreement.

“Company Financial Statements” has the meaning set forth in Section 4.5(a).

“Company Intellectual Property” means all Intellectual Property owned by any WU Company.

“Company Policies” has the meaning set forth in Section 4.15.

“Company Real Property” has the meaning set forth in Section 4.8(b).

“Company Recovery Costs” has the meaning set forth in Section 8.2(b).

“Company Registered IP” has the meaning set forth in Section 4.14(a).

“Company Stock” means the Class A Common Stock, Class B Common Stock, Class B-1 Preferred Stock and Class B-2 Preferred Stock of the Company.

“Company Stockholder Approval” means the written consent to the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the holders of a majority of the outstanding Company Stock entitled to vote thereon.

“Company’s Knowledge” means the actual knowledge, after reasonable inquiry of the employees that directly report to the following individuals in the scope of their employment, of the Knowledge Group.

“Confidentiality Agreement” has the meaning set forth in Section 6.2(b).

“Consent” means any consent, approval, authorization, licensure, waiver, declaration or registration required to be obtained from, filed with or delivered to any Person in connection with the execution, delivery and performance of this Agreement or any agreements or documents executed and delivered in connection herewith or the consummation of the transactions contemplated hereby or thereby.

“Contracts” means all contracts, leases, licenses, commitments and other agreements, whether or not in writing (including any amendments and other modifications thereto, but excluding all purchase orders and quotes), in each case, which are legally binding.

“Controlled Group” means any trade or business (whether or not incorporated): (a) under common control within the meaning of Section 4001(b)(1) of ERISA with any WU Company; or (b) which together with any WU Company is, or at any relevant time was, treated as a single employer under Section 414 of the Code.

“Copyrights” means all copyrights, whether in published or unpublished works, which include: (a) literary works and any other original works of authorship fixed in any tangible medium of expression; (b) databases, data collections and rights therein, software and web site content; (c) rights to compilations, collective works and derivative works of any of the foregoing; and (d) registrations and applications for registration for any of the foregoing and any renewals or extensions thereof.

“Covered Individual” has the meaning set forth in Section 4.18(b)(v)(A).

“Credit Facility” means the Second Amended and Restated Credit Agreement, dated as of June 30, 2017, by and among Weiman, Urnex Brands, the Lenders (as defined therein), Madison Capital Funding LLC, Antares Capital LP, Newstar Financial, Inc. and NXT Capital, LLC, as amended by the First Amendment to Second Amended and Restated Credit Agreement, dated as of August 15, 2018, and as may be further amended, modified or supplemented from time to time.

“Debt Commitment Letters” has the meaning set forth in Section 5.5(a).

“Debt Financing” has the meaning set forth in Section 5.5(a).

“Deferred Non-Contingent Payment” means an amount equal to $45,000,000.

“Deferred Payment Limited Guarantee” has the meaning set forth in Section 5.5(c).

“Deferred Payments” means the First Tax Benefits Payment, the Second Tax Benefits Payment, the Final Tax Benefits Payment and the Deferred Non-Contingent Payment.

“Determination Date” has the meaning set forth in Section 2.9(f).

“DGCL” has the meaning set forth in the recitals.

“Dispute Notice” has the meaning set forth in Section 2.9(c).

“Disputed Item” has the meaning set forth in Section 2.9(c).

“Dissenting Shares” means shares of issued and outstanding Company Stock as immediately prior to the Effective Time held by Stockholders that have not been voted for adoption of this Agreement or been the subject of a written consent thereto with respect to which appraisal has been properly demanded pursuant to Section 262 of the DGCL.

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Effective Date” has the meaning set forth in the preamble.

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Plans” means (a) all “employee benefit plans,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (b) all other employment, consulting, severance pay, retention pay, salary continuation, salary, bonus, commission, transaction bonus, change in control bonus, incentive, stock option, equity or equity-based, phantom equity, vacation or paid time off, sick leave benefits, savings, health and welfare (including, but not limited to, medical, dental, vision and prescription), perquisites, fringe benefits, employee assistance program, expatriate benefits, retirement, pension, post-termination health and welfare (including, but not limited to, medical, dental, vision and prescription), profit sharing or deferred compensation or other benefit or compensation plans, contracts, programs, funds or arrangements of any kind, and (c) all other benefit or compensation plans, contracts, programs, funds or arrangements in respect of any current or former employee, director, officer or independent contractor (who is a natural Person) of the WU Companies (i) that are sponsored or maintained by any WU Company or (ii) with respect to which any WU Company is required to make payments, transfers or contributions, or (iii) otherwise with respect to which any WU Company has any current or contingent liability or obligation; provided that “Employee Plans” will not include (A) any governmental plan or program requiring the mandatory payment of social insurance Taxes or (B) similar contributions to a governmental fund with respect to the wages of any employee of any WU Company.

“Enterprise Value” means $[*].

“Environment” means soil, subsurface strata, surface water, groundwater, stream sediments, drainage channels, wetlands, drinking water supply, and indoor and ambient air.

“Environmental Law” means any Law concerning pollution or protection of the Environment, including all those relating to the presence, use, generation, handling, transport, treatment, storage, disposal, discharge, release, threatened release, exposure to or cleanup of any Hazardous Materials, as well as Laws related to public or occupational health and safety with respect to exposure to Hazardous Materials.

“Equity Commitment Letter” has the meaning set forth in Section 5.5(a).

“Equity Financing” has the meaning set forth in Section 5.5(a).

“Equity Investor” has the meaning set forth in Section 5.5(a).

“Equity Securities” means, of any Person, as applicable, (a) any of its shares of capital stock, membership interests or other voting securities or equity interests or share capital, (b) any warrants, calls, Contracts or other rights or options to subscribe for or purchase any capital stock, membership interest or other voting securities or equity interests or share capital of such Person, (c) any securities or instruments exchangeable for, or convertible or exercisable into, any of the foregoing or (d) any restricted shares, share appreciation rights, performance units, contingent value rights, “phantom” share rights or other similar rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of such Person or its business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Agent” means SunTrust Bank, a national banking association.

“Escrow Agreement” means the Escrow Agreement to be entered into on the Closing Date by and among the Escrow Agent, Buyer and the Seller Representative, substantially in the form of Exhibit C attached hereto.

“Escrow Funds” means an amount equal to $2,000,000, to be held in accordance with the Escrow Agreement.

“Estimated Cash” has the meaning set forth in Section 2.9(a)(ii).

“Estimated Company Debt” has the meaning set forth in Section 2.9(a)(iii).

“Estimated Selling Expenses” has the meaning set forth in Section 2.9(a)(iv).

“Estimated Statement” has the meaning set forth in Section 2.9(a).

“Estimated Unpaid Pre-Closing Income Taxes” has the meaning set forth in Section 2.9(a)(v).

“Estimated Working Capital” has the meaning set forth in Section 2.9(a)(i).

“EUMR” means the Council Regulation (EC) No 139/2004 as of 20 January 2004 on the control of concentrations between undertakings, as amended.

“Excess Amount” has the meaning set forth in Section 2.9(f)(i).

“Existing Policies” has the meaning set forth in Section 6.5(b).

“Export Control Laws” has the meaning set forth in Section 4.25(a).

“Final Cash” means the Cash and Cash Equivalents as finally agreed or determined pursuant to Sections 2.9(c) and 2.9(d) (as applicable).

“Final Company Debt” means the Company Debt as finally agreed or determined pursuant to Sections 2.9(c) and 2.9(d) (as applicable).

“Final Selling Expenses” means the unpaid portion of the Selling Expenses as of immediately prior to the Closing as finally agreed or determined pursuant to Sections 2.9(c) and 2.9(d) (as applicable).

“Final Tax Benefits Payment” means an amount equal to $[*].

“Final Unpaid Pre-Closing Income Taxes” means the amount of the Unpaid Pre-Closing Income Taxes as finally agreed or determined pursuant to Sections 2.9(c) and 2.9(d) (as applicable).

“Final Working Capital” means the Net Working Capital as of 12:01 a.m. Central Time on the Closing Date as finally agreed or determined pursuant to Sections 2.9(c) and 2.9(d) (as applicable).

“Financing Sources” means the Persons (including the Lenders) that have committed to provide or have otherwise entered into agreements in connection with the Debt Financing in connection with the transactions contemplated hereby and credit agreements, loan agreements or indentures relating thereto, together with their respective Affiliates thereof and each officer, director, employee, partner, controlling person, agent and representative of each such Person or their respective successors and assigns.

“Financings” has the meaning set forth in Section 5.5(a)(ii).

“First Tax Benefits Payment” means an amount equal to $[*].

“Five Star” means Five Star Chemicals & Supply, LLC, a Colorado limited liability company.

“Fraud” means actual and intentional fraud with respect to any representation or warranty set forth in Article IV (as modified by the Schedules) or Article V, as applicable, or the certificates to be delivered at the Closing pursuant to Section 3.2(b) or Section 3.3(b)(iv), as applicable; except that with respect to the making of any representation or warranty set forth in Article IV (as modified by the Schedules) or the certificates to be delivered at the Closing pursuant to Section 3.2(b), such actual and intentional fraud will only be deemed to exist if the individuals who are the officers of the Company or who are listed in the Knowledge Group, in each case, had actual knowledge (as opposed to imputed or constructive knowledge) of such actual and intentional fraud immediately prior to the Effective Time.

“Fundamental Representations” means the representations and warranties of the Company set forth in the first sentence of Section 4.1(a) (Organization), the last sentence of Section 4.1(b) (Enforceability), Section 4.2 (Capitalization), Section 4.3 (Subsidiaries) and Section 4.20 (No Brokers).

“Funds Flow Memorandum” has the meaning set forth in Section 2.8(c)(ii).

“GAAP” means United States generally accepted accounting principles.

“General Enforceability Exceptions” has the meaning set forth in Section 4.1(b).

“Governmental Authority” means any nation or government or political subdivision, whether federal, state, local, county, municipal or foreign, or any agency, authority, department, commission, council, board, bureau or other entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions, in each case, of any such nation or government or political subdivision, including any court, arbitrator, arbitration panel or tribunal.

“Hazardous Material” means any material, chemical, waste or other substance that is regulated, listed or defined as a “hazardous substance”, “hazardous waste”, “toxic substance”, “pollutant”, “contaminant” or any other term of similar import under any Environmental Law, including petroleum, friable asbestos and polychlorinated biphenyls.

“Holdback Amount” means $1,000,000, which represents the amount to be held by the Seller Representative for the payment of any costs, fees, expenses and liabilities incurred by the Seller Representative in connection with this Agreement, the Escrow Agreement and its obligations hereunder and thereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnity Agreement” has the meaning set forth in Section 5.5(d).

“Information Statement” has the meaning set forth in Section 6.8(b).

“Initial Class A Option Consideration” means, with respect to the portion of each Option exercisable for shares of Class A Common Stock that is vested as of the Effective Time, an amount equal to (a) (i) the Per Share Class A Common Stock Amount minus (ii) the per-share exercise price for such Option, multiplied by (b) the number of shares of Class A Common Stock subject to such vested portion.

“Initial Class B Option Consideration” means, with respect to the portion of each Option exercisable for shares of Class B Common Stock that is vested as of the Effective Time, an amount equal to (a) (i) the Per Share Class B Common Stock Amount minus (ii) the per-share exercise price for such Option, multiplied by (b) the number of shares of Class B Common Stock subject to such vested portion.

“Initial Merger Consideration” means an amount equal to the sum of (a) the Purchase Price and (b) the Aggregate Exercise Consideration (assuming the exercise in full of the portions of the Options that are vested as of the Effective Time).

“Initial Option Consideration” means the Initial Class A Option Consideration and the Initial Class B Option Consideration.

“Insurance Cap” has the meaning set forth in Section 6.5(b).

“Intellectual Property” means all intellectual property rights of any kind or nature in any jurisdiction throughout the world, including Copyrights, Domain Names, Patents, Trademarks and Trade Secrets, in each case to the extent protected by applicable Law, and including the right to sue for past, present and future infringement, misappropriation or other violation thereof.

“Interest Charge Amount” means an amount equal to $2,000,000.

“Interim Financial Statements” has the meaning set forth in Section 4.5(a).

“Investor Rights Agreement” means the Investor Rights Agreement, dated June 30, 2017, by and among the Company, Cortec Group Fund V, L.P., a Delaware limited partnership, Cortec Co-Investment Fund V, LLC, a Delaware limited liability company, and the other Investors (as defined therein) party thereto, including any side letters issued thereunder, in each case as amended, modified or supplemented from time to time.

“IRS” means the U.S. Internal Revenue Service.

“J.A. Wright” means J.A. Wright & Co., a Delaware corporation.

“Knowledge Group” means Christopher G. Bauder, Dan Schober, Russell Snow, George Patsais, Blair Martineau, and Chad Hansen.

“Law” means any law, statute, code, Order, ordinance, regulation, rule or principal of common law, in each case, of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.8(b).

“Lenders” means Antares Holdings LP, BCC Cambridge Financing Solution (Revolvers), LP, Bain Capital Specialty Finance, Inc., Antares Bain Capital Complete Financing Solution LLC, ABC Complete Financing Solution LLC, BCC Cambridge Financing Solution (TL), LP, Owl Rock Capital Corporation, and Golub Capital LLC.

“Liens” means any mortgage, lien, security interest, option, pledge, charge, transfer restriction or other similar encumbrance.

“Loan Parties” means Edward W. Duffy, Jr. and Carl W. Apfelbach.

“Loan Repayment Amount” has the meaning set forth in Section 2.8(a)(i).

“Lost Certificate Affidavit” has the meaning set forth in Section 2.6(e).

“Marketing Period” means the period commencing on the Effective Date and ending on the 21st day following the Effective Date.

“Material Adverse Effect” means, with respect to the Company, any change, occurrence, event or development that has had, or would reasonably be expected to have, (a) a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement in a timely manner, or (b) a material adverse effect on the business, assets, properties, results of operations or financial condition of the WU Companies, taken as a whole; but, in the case of the foregoing clauses (a) and (b), none of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect: any change, occurrence, event or development (i) arising from general economic, political, financial, banking, credit or securities market conditions, including any interest or exchange rate fluctuations; (ii) generally affecting companies in the industry in which such entity conducts its business; (iii) arising out of or resulting from the announcement or performance of this Agreement or the consummation of the transactions contemplated hereby, including by reason of the identity of Buyer or any communication by Buyer or any of its Affiliates regarding plans with respect to the business of the WU Companies; (iv) arising from any changes, including changes in interpretation, in applicable Laws or GAAP or, with respect to a WU Company, arising out of, resulting from or attributable to any action required to be taken under any Law or Order; (v) arising from natural disasters, acts of terrorism or war (whether or not declared) or epidemics or pandemics; (vi) arising from the failure of a WU Company to meet any projections or forecasts (provided, however, that no underlying cause of such failure to meet any projections or forecasts shall be excluded under this clause (vi) to the extent such underlying cause is not otherwise excluded from this definition of Material Adverse Effect); or (vii) arising out of any action taken or omitted to be taken by the Company or the Subsidiaries as expressly required by this Agreement or at the written request or consent of Buyer or Merger Sub; provided, however, that only in the case of clauses (i), (ii), (iv) and (v), such change, occurrence, event or development will only be disregarded and not taken into account in determining whether there has been a Material Adverse Effect to the extent that such change, occurrence, event or development does not have a disproportionate effect on the WU Companies, taken as a whole, relative to other participants in the industry in which the WU Companies operate.

“Material Contracts” has the meaning set forth in Section 4.12(a).

“Material Customers” has the meaning set forth in Section 4.19(a).

“Material Suppliers” has the meaning set forth in Section 4.19(b).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means an amount equal to the sum of (a) the Initial Merger Consideration and (b) the Additional Merger Consideration.

“Merger Sub” has the meaning set forth in the preamble.

“Micro-Scientific” means Micro-Scientific, LLC, an Illinois limited liability company.

“Net Working Capital” has the meaning set forth in Schedule 1.1.

“Non-Recourse Party” has the meaning set forth in Section 9.1(b).

“Non-Released Claims” has the meaning set forth in Section 9.1(a).

“Obligations” has the meaning set forth in Section 8.2(c).

“Option Consideration” means, with respect to the portion of each Option that is vested as of the Effective Time (assuming the exercise in full of the portions of the Options that are vested as of the Effective Time), an amount equal to the sum of (a) the applicable Initial Option Consideration for such vested portion and (b) the amount of the Additional Merger Consideration the holder of such Option is entitled to receive.

“Option Surrender Certificate” means an option surrender certificate substantially in the form of Exhibit D attached hereto.

“Optionholders” has the meaning set forth in the recitals.

“Options” has the meaning set forth in the recitals.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ, in each case, of any Governmental Authority.

“Other Antitrust Laws” has the meaning set forth in Section 6.7(a).

“Owned Real Property” has the meaning set forth in Section 4.8(a).

“Parent” has the meaning set forth in the recitals.

“Parent Securities” has the meaning set forth in the recitals.

“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of any of the foregoing.

“Paying Agent” means Acquiom Clearinghouse LLC.

“Paying Agent Agreement” means the Payment Administrator Agreement to be entered into on the Closing Date by and among the Paying Agent, Buyer and the Seller Representative, substantially in the form of Exhibit C attached hereto.

“Permit Modification Fees” means an amount equal to $431,000 relating to obtaining modifications to the waste water discharge permit for the Gurnee, IL facility.

“Permits” means any license, permit, variance, franchise, approval, consent, waiver, concession, exemption, order, registration, notice, authorization, certificate of authority, qualification or similar document or authority, in each case, that has been issued or granted by or obtained from any Governmental Authority.

“Permitted Liens” means: (a) provided that such Liens shall cease to have effect as of the Closing Date, Liens arising under or related to the Company Debt; (b) Liens for Taxes, assessments, reassessments and other charges of Governmental Authorities that are either (i) not yet due and payable or (ii) being contested in good faith by appropriate proceedings, for which adequate reserves, if applicable, have been established in accordance with GAAP; (c) mechanics’, workmens’, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business or by operation of Law if the underlying obligations are not delinquent; (d) with respect to the Leased Real Property and the Owned Real Property: (i) any conditions shown on surveys that the Company has made available to Buyer; (ii) recorded easements, encroachments, restrictions, rights-of-way and any other non-monetary title defects; and (iii) zoning, building and other similar restrictions; provided, however, that none of the foregoing described in this clause (d) will individually or in the aggregate materially impair the continued use and operation of the property (to which they relate) in the business of any WU Company as presently conducted; (e) rights granted in the ordinary course of business to any licensee of any Company Intellectual Property pursuant to a non-exclusive license to use such Intellectual Property; and (f) Liens securing capitalized lease obligations.

“Per Share Amount” means, with respect to any class of Company Stock, the Per Share Class A Common Stock Amount, the Per Share Class B Common Stock Amount, the Per Share Class B-1 Preferred Stock Amount and the Per Share Class B-2 Preferred Stock Amount, as applicable.

“Per Share Class A Common Stock Amount” means the quotient obtained by dividing (a) the Class A Common Stock Amount by (b) an amount equal to the sum of (i) the aggregate number of shares of Class A Common Stock (including all shares of Class A Common Stock that are Rollover Shares) that are issued and outstanding immediately prior to the Effective Time and (ii) the aggregate number of shares of Class A Common Stock that are issuable upon the exercise of the portions of the Options exercisable for shares of Class A Common Stock that are vested as of the Effective Time (assuming the exercise in full of the portions of the Options that are vested as of the Effective Time) in respect of which consideration is to be paid pursuant to this Agreement. For the avoidance of doubt, the Rollover Shares will be treated as being issued and outstanding immediately prior to the Effective Time for purposes of the calculation of the Per Share Class A Common Stock Amount.

“Per Share Class B Common Stock Amount” means the quotient obtained by dividing (a) the Class B Common Stock Amount by (b) an amount equal to the sum of (i) the aggregate number of shares of Class B Common Stock (including all shares of Class B Common Stock that are Rollover Shares) that are issued and outstanding immediately prior to the Effective Time and (ii) the aggregate number of shares of Class B Common Stock that are issuable upon the exercise of the portions of the Options exercisable for shares of Class B Common Stock that are vested as of the Effective Time (assuming the exercise in full of the portions of the Options that are vested as of the Effective Time) in respect of which consideration is to be paid pursuant this Agreement. For the avoidance of doubt, the Rollover Shares will be treated as being issued and outstanding immediately prior to the Effective Time for purposes of the calculation of the Per Share Class B Common Stock Amount.

“Per Share Class B-1 Preferred Stock Amount” means the quotient obtained by dividing (a) the Class B-1 Preferred Stock Amount by (b) the aggregate number of shares of Class B-1 Preferred Stock (including all shares of Class B-1 Preferred Stock that are Rollover Shares) that are issued and outstanding immediately prior to the Effective Time. For the avoidance of doubt, the Rollover Shares will be treated as being issued and outstanding immediately prior to the Effective Time for purposes of the calculation of the Per Share Class B-1 Preferred Stock Amount.

“Per Share Class B-2 Preferred Stock Amount” means the quotient obtained by dividing (a) the Class B-2 Preferred Stock Amount by (b) the aggregate number of shares of Class B-2 Preferred Stock

(including all shares of Class B-2 Preferred Stock that are Rollover Shares) that are issued and outstanding immediately prior to the Effective Time. For the avoidance of doubt, the Rollover Shares will be treated as being issued and outstanding immediately prior to the Effective Time for purposes of the calculation of the Per Share Class B-2 Preferred Stock Amount.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority.

“Pledge Agreements” means (a) the Pledge Agreement, dated as of June 30, 2017, between Edward W. Duffy, Jr. and the Company, and (b) the Pledge Agreement, dated as of June 30, 2017, between Carl W. Apfelbach and the Company.

“Pre-Closing Tax Periods” has the meaning set forth in Section 10.1(a).

“Privacy Contracts” has the meaning set forth in Section 4.14(g).

“Privacy Laws” has the meaning set forth in Section 4.14(g).

“Privileged Communications” has the meaning set forth in Section 11.9.

“Proposed Price Components” has the meaning set forth in Section 2.9(b)(v).

“Purchase Price” means an amount equal to (a) the Enterprise Value, plus (b) the Estimated Cash, plus (c) the aggregate Loan Repayment Amount, minus (d) the Estimated Company Debt, minus (e) the Estimated Selling Expenses, minus (f) the Estimated Unpaid Pre-Closing Income Taxes, minus (g) the Escrow Funds, minus (h) the Holdback Amount, plus (i) the excess, if any, between the Estimated Working Capital and the Target Working Capital (if the Estimated Working Capital is greater than the Target Working Capital), minus (j) the excess, if any, between the Target Working Capital and the Estimated Working Capital (if the Target Working Capital is greater than the Estimated Working Capital), minus (k) the Deferred Non-Contingent Payment, plus (l) the Interest Charge Amount, minus (m) the Permit Modification Fees.

“Real Property” means all real property and interest in real property, real property leaseholds and real property subleaseholds, all buildings, structures, fixtures and other improvements thereon and all appurtenances related thereto.

“Real Property Leases” has the meaning set forth in Section 4.8(d).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing, migrating or dumping of a Hazardous Material into or through the Environment.

“Review Period” has the meaning set forth in Section 2.9(c).

“Rollover” has the meaning set forth in the recitals.

“Rollover Agreements” has the meaning set forth in the recitals.

“Rollover Shares” has the meaning set forth in the recitals.

“Rollover Stockholder” means each Stockholders who, at any time prior to the Closing, has executed a Rollover Agreement as a “Rollover Stockholder.”

“RTF Limited Guarantee” has the meaning set forth in Section 5.5(b).

“Sanctioned Person” means a Person that is (a) on the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, (b) ordinarily resident in or organized under the Laws of a country or territory which is the subject of comprehensive country- or territory-wide Sanctions (as of the date of this Agreement, includes Cuba, Iran, North Korea, Syria, and the Crimea Region of Ukraine), or (c) majority-owned by any of the foregoing.

“Sanctions” means those trade, economic, embargo or financial sanctions Laws, administered, enacted or enforced from time to time by (a) the United States (including the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations or (d) her Majesty’s Treasury.

“Schedules” means the disclosure schedules delivered by or on behalf of the Company prior to or concurrently with the execution and delivery of this Agreement.

“Second Tax Benefits Payment” means an amount equal to $[*].

“Seller Representative” has the meaning set forth in the preamble.

“Sellers” has the meaning set forth in the recitals.

“Selling Expenses” means, without duplication and exclusive of any amounts included in Net Working Capital and Company Debt, the aggregate amount of all fees, costs and expenses due and payable or incurred by the Company (including on behalf of the Sellers or the Seller Representative) at or prior to the Closing in connection with the preparation, negotiation, execution, delivery of this Agreement and the consummation of the transactions contemplated hereby and the solicitation of other potential buyers of the Company or consideration of other strategic alternatives, in each case to the extent not paid as of the Closing, including (a) fees, commissions and expenses of legal, accounting, broker, finder, investment banking and other professional advisors or service providers retained by the Company or any of the Subsidiaries, (b) any and all change of control, “stay put” bonus, transaction completion bonus, severance or other similar payments made or required to be made to the current or former directors, officers or employees of, or independent contractors (who are natural Persons) of, the Company or any of the Subsidiaries solely as a result of the transactions contemplated by this Agreement (together with the employer portion of any employment and similar Taxes payable by the Company or the Subsidiaries in connection with such payments and the payment of the Option Consideration (to the extent paid)), and (c) any break-up fees, expense reimbursements or other similar amounts payable to other potential acquirers of the Company, including as a result of the entry into this Agreement or the consummation of the transactions contemplated hereunder. Notwithstanding the foregoing, the term “Selling Expenses” does not include any fees, costs or expenses of the Company or any of the Subsidiaries (i) incurred or to be incurred in connection with Buyer’s obtaining any financing used to pay the consideration hereunder and all fees and expenses of Buyer and Merger Sub arising in connection with the transactions contemplated by this Agreement or otherwise, or (ii) for which Buyer is liable pursuant to the terms of this Agreement, including Transfer Taxes and fees and expenses incurred in connection with any filings, applications or submissions under the HSR Act or Other Antitrust Laws.

“Settlement Amounts” has the meaning set forth in Section 2.8(b).

“Shares” has the meaning set forth in the recitals.

“Shortfall Amount” has the meaning set forth in Section 2.9(f)(ii).

“Stockholder Loans” means (a) the Promissory Note, issued by Edward W. Duffy, Jr., as the maker, to the Company, as the payee, on June 30, 2017 for the principal amount of $50,000, and (b) the Promissory Note, issued by Carl W. Apfelbach, as the maker, to the Company, as the payee, on June 30, 2017 for the principal amount of $200,000.

“Stockholders” has the meaning set forth in the recitals.

“Stockholders Agreement” means the Stockholders Agreement, dated June 30, 2017, by and among the Company, Cortec Group Fund V, L.P., a Delaware limited partnership, Cortec Co-Investment Fund V, LLC, a Delaware limited liability company, and the other Investors (as defined therein) party thereto, including any side letters issued thereunder, in each case as amended, modified or supplemented from time to time.

“Subsidiary” means any of, and “Subsidiaries” means collectively, CC Holdings, CC Intermediate Holdings, Five Star, Weiman, J.A. Wright, Micro-Scientific, Urnex Acquisition, Urnex Holdings and Urnex Brands.

“Subsidiary Interests” means the Equity Securities of each of the Subsidiaries.

“Supplemental Funds Flow Memorandum” has the meaning set forth in Section 2.12.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“TA Associates” means TA XII-A L.P., a Delaware limited partnership, TA XII-B L.P., a Delaware limited partnership, and TA Investors XII L.P., a Delaware limited partnership.

“Tail Policies” has the meaning set forth in Section 6.5(b).

“Target Working Capital” means $[*].

“Tax” means (a) all federal, state, local and non-U.S. net income, capital gain, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax or similar governmental assessment or charge in the nature of a tax, (b) all interest, penalties or additions imposed by any Taxing Authority in connection with items described in clause (a), and (c) any liability in respect of any items described in clause (a) or (b) payable by reason of contract, assumption, transferee or successor liability, operation of law, Treasury Regulation Section 1.1502-6 or otherwise.

“Tax Returns” means any return, claim for refund, statement, report form or information return, in each case including any schedule or attachment thereto, and including any amendments thereof required to be filed or filed with any Taxing Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Law relating to any Tax.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Termination Date” has the meaning set forth in Section 8.1(b).

“Termination Fee” has the meaning set forth in Section 8.2(b).

“Trade Secrets” means anything that would constitute a “trade secret” under applicable Law.

“Trademarks” means: (a) trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services; (b) registrations, renewals, applications for registration, equivalents and counterparts of the foregoing; and (c) the goodwill of the business associated with each of the foregoing.

“Transfer Taxes” has the meaning set forth in Section 10.3.

“Transmittal Letter” means the letter of transmittal, substantially in the form of Exhibit F attached hereto, which shall include, among other things, the instructions for effecting the surrender to the Company of the Certificates representing the Shares to which such Transmittal Letter relates.

“Treasury Shares” has the meaning set forth in Section 2.5(b).

“Unpaid Pre-Closing Income Taxes” means the amount of (a) U.S. and non-U.S. income Taxes and (b) franchise Taxes but only to the extent imposed in lieu of income Taxes in Illinois, Michigan, New York, Texas and Wisconsin, in each case of the WU Companies for Pre-Closing Tax Periods ending on the Closing Date to the extent not paid as of the Closing Date, but shall be determined without taking into account any deductions on account of the Selling Expenses or the Option Consideration; provided that such amount shall be reduced, but not below zero, by (i) any overpayments of income Taxes and payments of estimated Taxes, as applicable, prior to the Closing Date, and (ii) any credits for Taxes paid in a Pre-Closing Tax Period, (in the case of each of clauses (i) and (ii) solely to the extent immediately available in such Pre-Closing Tax Period (or portion thereof) to offset such income Taxes of the WU Companies).

“Unresolved Items” has the meaning set forth in Section 2.9(c).

“Urnex Acquisition” means Urnex Acquisition, LLC, a Delaware limited liability company.

“Urnex Brands” means Urnex Brands, LLC, a Delaware limited liability company.

“Urnex Holdings” means Urnex Holdings, LLC, a Delaware limited liability company.

“Waived Benefits” has the meaning set forth in Section 6.13.

“Weiman” means Weiman Products, LLC, a Delaware limited liability company.

“Willful Breach” means a material breach or failure to perform that is the consequence of an act or failure to act of a party with the actual knowledge that the taking of such act or the failure to take such act would, or would be reasonably expected to, result in or constitute a breach of this Agreement; provided that for purposes of this Agreement, “Willful Breach” shall exclude the failure of Buyer to consummate the transactions contemplated by this Agreement by the day and time the Closing is required to occur pursuant to and in accordance with the terms hereof when all of the conditions set forth in Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, which conditions are, at the time of termination of this Agreement, capable of being satisfied if the Closing were to occur at such time, or which are incapable of being satisfied as a result of a breach of this Agreement by Buyer or Merger Sub) as a result of the failure of the Debt Financing (or the Alternative Financing, as applicable) to be funded in accordance with the terms thereof, unless such failure is primarily the result of Buyer’s Willful Breach of any of its representations, warranties, covenants or agreements contained hereunder.

“WU Company” means the Company or any of the Subsidiaries, and such Persons collectively, the “WU Companies.”

ARTICLE II

SALE AND PURCHASE

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub will, pursuant to the provisions of the DGCL, be merged with and into the Company, and the separate corporate existence of Merger Sub will thereupon cease in accordance with the provisions of the DGCL. The Company will be the surviving corporation in the Merger and will continue to exist as the surviving corporation under its present name pursuant to the provisions of the DGCL. The Merger will have the effects specified herein and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, licenses, authority and franchises of the Company and Merger Sub will be vested in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation. From and after the Effective Time, the Company will be referred to herein as the “Surviving Corporation”.

2.2 Certificate of Merger. On the Closing Date concurrent with the Closing, the Company, Buyer and Merger Sub will cause a certificate of merger (in the form to be agreed upon by Buyer, the Company and the Seller Representative (the “Certificate of Merger”)) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL and shall make all other filings or recordings required under the DGCL in connection therewith. The Merger will be effective at the time (the “Effective Time”) and on the date of the filing of the Certificate of Merger in accordance with the DGCL.

2.3 Certificate of Incorporation and Bylaws. At and as of the Effective Time: (a) the certificate of incorporation of the Surviving Corporation will be amended and restated to read as set forth on Exhibit G attached hereto, which amended and restated certificate of incorporation of the Surviving Corporation will continue in full force and effect until further amended in accordance with the terms thereof and the DGCL; and (b) the bylaws of the Company, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until further amended in accordance with the DGCL.

2.4 Directors and Officers. At and as of the Effective Time: (a) the directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and will serve until the earlier of their death, resignation or removal or until their respective successors are duly qualified and elected, as the case may be; and (b) the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation (except to the extent any such officer has resigned as required hereby) and will hold office until the earlier of their death, resignation or removal or until their respective successors are duly qualified and appointed, as the case may be.

2.5 Conversion of Shares and Options.

(a) Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of any Stockholder or any other Person, each Share (other than (i) Treasury Shares or (ii) Dissenting Shares) and all rights in respect thereof will be canceled, retired and cease to exist and be converted into and represent the right to receive in cash a portion of the Merger Consideration payable to the holder thereof pursuant to this Agreement and in accordance with the Certificate of Incorporation (assuming the exercise in full of the portions of the Options that are vested as of the Effective Time), without interest. The holders of the Rollover Shares will not be entitled to any cash portion of the Initial Merger Consideration with respect to such Rollover Shares but will be entitled to the applicable portion of the Additional Merger Consideration pursuant to Section 2.12.

(b) Treasury Shares. Each share of Company Stock held in the treasury of the Company immediately prior to the Effective Time (collectively, “Treasury Shares”) will, by virtue of the Merger and without any action on the part of any Person, be canceled, retired and will cease to exist as of the Effective Time and no payment will be made with respect thereto.

(c) Merger Sub Shares. As of the Effective Time, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will, without any action on the part of Merger Sub or any other Person, be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) Holders of Certificates. From and after the Effective Time, the holders of Certificates (other than Certificates representing Dissenting Shares) will cease to have any rights with respect to such Certificates, except the right to receive in cash a portion of the Merger Consideration payable to the holder thereof pursuant to this Agreement and in accordance with the Certificate of Incorporation (assuming the exercise in full of the portions of the Options that are vested as of the Effective Time), without interest. The holders of Certificates representing the Rollover Shares will not be entitled to any cash portion of the Initial Merger Consideration with respect to such Rollover Shares but will be entitled to the applicable portion of the Additional Merger Consideration pursuant to Section 2.12.

(e) Treatment of Options. As of the Effective Time, by virtue of the Merger and without any action on the part of any Optionholder or any other Person, each Option will be canceled and converted into and represent the right to receive in cash the Option Consideration payable to the holder thereof pursuant to this Agreement, without interest, and each Optionholder will cease to have any rights with respect to such Optionholder’s Options, except the right to receive the consideration pursuant to this Agreement, in each case, net of applicable withholding Taxes. Any portions of the Options that are not vested as of the Effective Time will be cancelled and forfeited as of the Effective Time and no consideration will be paid with respect to such unvested portions of the Options. Prior to the Effective Time, the Company shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.5(e).

2.6 Exchange of Certificates.

(a) Within five (5) Business Days after the Effective Date, the Company shall deliver to each Stockholder a Transmittal Letter and to each Optionholder an Option Surrender Certificate.

(b) Each Stockholder who delivers a completed and signed Transmittal Letter that is accompanied by the Certificates representing the Shares to which such Transmittal Letter relates to the Company, if prior to the Effective Time, or the Surviving Corporation, if following the Effective Time, will be entitled to receive in cash a portion of the Merger Consideration payable to the holder thereof pursuant to this Agreement and in accordance with the Certificate of Incorporation (assuming the exercise in full of the portions of the Options that are vested as of the Effective Time), without interest. Certificates representing the Rollover Shares will be delivered to Parent pursuant to the applicable Rollover Agreement.

(c) Each Optionholder who delivers a completed and signed Option Surrender Certificate to the Company, if prior to the Effective Time, or the Surviving Corporation, if following the Effective Time, will be entitled to receive in cash a portion of the Option Consideration payable to the holder thereof pursuant to this Agreement, without interest.

(d) Each Certificate surrendered pursuant to this Section 2.6 shall be canceled. Until surrendered in accordance with the provisions of this Section 2.6, each Certificate (other than Certificates representing Dissenting Shares) will represent for all purposes only the right to receive in cash a portion of the Merger Consideration payable to the holder thereof pursuant to this Agreement and in accordance with the Certificate of Incorporation (assuming the exercise in full of the portions of the Options that are vested as of the Effective Time), without interest. Except as provided herein or in the Escrow Agreement, all cash paid upon surrender of the Certificates in accordance with this Agreement will be deemed to have been paid in satisfaction of all rights pertaining to the Shares represented thereby.

(e) If any Certificate (other than Certificates representing Dissenting Shares) has been lost, stolen or destroyed, then upon the making of an affidavit of such loss and indemnity (a “Lost Certificate Affidavit”) of that fact by the registered holder of such lost, stolen or destroyed Certificate in form and substance reasonably acceptable to Merger Sub (if such affidavit is accepted before the Effective Time) or the Surviving Corporation (if such affidavit is accepted after the Effective Time), the maker of such Lost Certificate Affidavit will be entitled to receive in cash a portion of the Merger Consideration payable to the holder thereof pursuant to this Agreement and in accordance with the Certificate of Incorporation (assuming the exercise in full of the portions of the Options that are vested as of the Effective Time), without interest.

(f) If and to the extent any holder of Shares fails to deliver a completed and signed Transmittal Letter and the related Certificate or Lost Certificate Affidavit or the holder of Options fails to deliver a completed and signed Option Surrender Certificate, in each case, to the Surviving Corporation prior to the 12-month anniversary of the Closing Date, then any funds received by the Surviving Corporation in respect thereof will, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and such holder of Shares or such holder of Options will look only to the Surviving Corporation for payment of such amounts. Notwithstanding anything in this Agreement to the contrary, none of the Surviving Corporation, the Seller Representative or any of their respective Affiliates will be liable to any Seller for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) After the Closing, there will be no transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Closing, (i) any Stockholder surrenders his, her or its Certificate (other than Certificates representing Dissenting Shares) to the Surviving Corporation and otherwise complies with Section 2.6(b), or (ii) Optionholder delivers his, her or its Option Surrender Certificate to the Surviving Corporation and otherwise complies with Section 2.6(c), then all payments to which such Stockholder or Optionholder, as applicable, are entitled to receive pursuant to this Article II shall be made by Buyer or the Surviving Corporation (or one of their designees).

2.7 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, the holders of Dissenting Shares who have properly demanded appraisal of such shares pursuant to, and who comply in all respects with, the provisions of Section 262 of the DGCL will not have such shares converted into the right to receive the consideration provided herein, but instead such holders will be entitled to such rights (and only such rights) as are granted under Section 262 of the DGCL to a holder of Dissenting Shares.

At the Effective Time, all Dissenting Shares will no longer be outstanding and will automatically be canceled and extinguished and will cease to exist, and except as otherwise provided by Law, each holder of Dissenting Shares will cease to have any rights with respect thereto other than the rights granted pursuant to Section 262 of the DGCL. Notwithstanding the foregoing, if any holder fails to validly perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the rights of such holder under Section 262 of the DGCL will cease and such Dissenting Shares will be deemed to have been converted at the Effective Time into, and will represent, only the right to receive in cash a portion of the Merger Consideration payable to the holder thereof pursuant to this Agreement and in accordance with the Certificate of Incorporation (assuming the exercise in full of the portions of the Options that are vested as of the Effective Time), without interest. The Company shall give the Seller Representative and Buyer prompt written notice of any demands for appraisal with respect to Dissenting Shares, and the Seller Representative and Buyer shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Buyer (which consent will not be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any payments to be made in respect of Dissenting Shares will be made by Buyer or the Surviving Corporation.

2.8 Closing Payments.

(a) Closing Consideration. At the Closing, Buyer shall pay (or cause to be paid):

(i) To each Stockholder who has, at least three (3) Business Days prior to the Closing Date, delivered to the Company a completed and signed Transmittal Letter (together with all documents required to be delivered in accordance with the express requirements of such Transmittal Letter) that is accompanied by the Certificate(s) representing the shares of Company Stock to which such Transmittal Letter relates (with a copy of such Transmittal Letter to be delivered to Buyer at the Closing), an amount equal to the applicable Per Share Amount (which shall be set forth in the Funds Flow Memorandum in accordance with Section 2.8(c)) for each Company Stock held by such Stockholder multiplied by the number of such Company Stock (other than the Rollover Shares) held by such Stockholder, by wire transfer of immediately available funds to the account specified in such Transmittal Letter; provided that any payments otherwise to be made to any Loan Party who is indebted to the Company pursuant to a Stockholder Loan, the amount necessary to repay and discharge such indebtedness (including the outstanding principal balance and accrued and capitalized interest amount) in full will be offset from any such payments and retained by the Company (such amount, being the “Loan Repayment Amount”). Buyer’s obligation pursuant to this clause (i) shall be satisfied by Buyer paying, or causing to be paid, the applicable portion of the Initial Merger Consideration to the Paying Agent, and Buyer directing the Paying Agent to pay the applicable portion of the Initial Merger Consideration to such Stockholder at the Closing. To the extent that a Stockholder does not deliver a completed Transmittal Letter (together with all documents required to be delivered in accordance with the express requirements of such Transmittal Letter) at least three (3) Business Days prior to the Closing Date, the Paying Agent shall hold the amount payable to such Stockholder until such completed Transmittal Letter (together with all documents required to be delivered in accordance with the express requirements of such Transmittal Letter) is executed and delivered in accordance with this Section 2.8(a)(i); and

(ii) To each Optionholder who has, at least three (3) Business Days prior to the Closing Date, delivered to the Company a completed and signed Option Surrender Certificate (with a copy of such Option Surrender Certificate to be delivered to Buyer at the Closing), an amount equal to the applicable Initial Option Consideration (which shall be set forth in the Funds Flow Memorandum in accordance with Section 2.8(c)) for the portion of each Option held by such Optionholder that is vested as of the Effective Time. Buyer’s obligations pursuant to this clause (ii) shall be satisfied by Buyer paying or causing to be paid the applicable portion of the Initial Option Consideration to the Company, and the Company in turn paying the applicable Initial Option Consideration to such Optionholder (less applicable Tax withholdings) as promptly as practicable thereafter, but in no event later than three (3) Business Days following the receipt thereof, through the payroll of the Company or any of the Subsidiaries in accordance with normal payroll practices.

(b) Other Settlements. At the Closing, Buyer shall pay, or cause to be paid: (i) on behalf of the WU Companies, the Bank Debt outstanding immediately prior to the Closing to the Persons entitled thereto pursuant to the applicable debt payoff letter(s) and lien release documentation delivered pursuant to Section 3.2(a); (ii) on behalf of the WU Companies, the unpaid portion of the Selling Expenses to the Persons entitled thereto pursuant to the instructions designated by the Company or the Seller Representative no later than three (3) Business Days prior to the Closing; (iii) the Holdback Amount to the Seller Representative pursuant to instructions delivered by the Seller Representative to Buyer prior to the Closing; and (iv) the Escrow Funds into an escrow account to be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement (collectively, the “Settlement Amounts”).

(c) Funds Flow Memorandum. Pursuant to the terms of the Paying Agent Agreement, the parties hereto will appoint the Paying Agent (the cost and fees of which shall be borne by Buyer) for the purpose of distributing to the Stockholders, upon and subject to the terms and conditions contained in this Agreement and the Paying Agent Agreement, the amounts to be distributed to such Persons in accordance with the Funds Flow Memorandum and all Supplemental Funds Flow Memorandums. Not less than (i) three (3) Business Days prior to the Closing Date, the Seller Representative shall provide to Buyer a preliminary draft of the flow of funds memorandum setting forth the aggregate amounts payable to each Seller and to each recipient of the Settlement Amounts together with relevant wire transfer instructions, in each case pursuant to this Section 2.8 and in accordance with this Agreement, and (ii) no later than one (1) Business Day prior to the Closing Date, the Seller Representative shall provide to Buyer a final draft of such flow of funds memorandum (the “Funds Flow Memorandum”). Notwithstanding anything in the Certificate of Incorporation to the contrary, except as set forth herein and in the Paying Agent Agreement, subject to compliance by Buyer of the obligations set forth in Section 2.8(a) and Section 2.8(b) and the Paying Agent Agreement, following the Closing, the Paying Agent, Buyer, the Surviving Corporation and its Affiliates shall not have any liability in excess of the amount payable to each Seller under Section 2.8 to the extent such amount was paid to such Seller in respect of the Shares (other than Dissenting Shares) and/or the Options held by such Seller pursuant to the allocations set forth in the Funds Flow Memorandum.

2.9 Purchase Price Adjustment.

(a) Estimated Statement. Not less than three (3) Business Days prior to the anticipated Closing Date, the Company shall prepare and deliver, or cause to be prepared and delivered, to Buyer a preliminary draft of a statement setting forth in reasonable detail (which detail shall include bank account information concerning where such amounts set forth therein shall be wired on the Closing Date) its good faith estimate of: (i) the Net Working Capital as of 12:01 a.m. Central Time on the Closing Date prepared in accordance with the principles set forth on Schedule 1.1 (such estimate, the “Estimated Working Capital”); (ii) the Cash and Cash Equivalents (such estimate, the “Estimated Cash”); (iii) the Company Debt (such estimate, the “Estimated Company Debt”); (iv) the unpaid portion of the Selling Expenses as of immediately prior to the Closing (such estimate, the “Estimated Selling Expenses”); and (v) the Unpaid Pre-Closing Income Taxes (such estimate, the “Estimated Unpaid Pre-Closing Income Taxes”). Not less than one (1) Business Day prior to the anticipated Closing Date, the Company shall prepare and deliver, or cause to be prepared and delivered, to Buyer a final draft of such statement (the “Estimated Statement”). The Company shall use reasonable efforts to provide Buyer with all reasonably requested supporting documentation relating to the preliminary and final drafts of the Estimated Statement. Buyer shall have the opportunity to review and comment in writing on the preliminary draft of the Estimated Statement and the components thereof, and the Company shall consider in good faith any comments made by Buyer; provided, however, that the Closing shall not be delayed as a result of Buyer’s review and comment and the Company will not be obligated to make any modifications to the Estimated Statement. Not less than three (3) Business Days prior to the anticipated Closing Date, Buyer shall provide a written statement to the Company and the Seller Representative setting forth the names of the Rollover Stockholders and the type of and number of their respective Rollover Shares.

(b) Closing Statement. Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver, or cause to be prepared and delivered, to the Seller Representative a statement (the “Closing Statement”) setting forth Buyer’s proposed calculation of: (i) the Net Working Capital as of 12:01 a.m. Central Time on the Closing Date prepared in accordance with the principles set forth on Schedule 1.1; (ii) the Cash and Cash Equivalents; (iii) the Company Debt; (iv) the unpaid portion of the Selling Expenses as of immediately prior to the Closing; (v) the Unpaid Pre-Closing Income Taxes (collectively, such calculations, the “Proposed Price Components”); and (vi) using such calculations in lieu of the Estimated Working Capital, the Estimated Cash, the Estimated Company Debt, the Estimated Selling Expenses and the Estimated Unpaid Pre-Closing Income Taxes, respectively, Buyer’s proposed calculation of the Purchase Price (and any proposed adjustment thereto pursuant to this Section 2.9).

(c) Dispute. Within forty-five (45) days following receipt by the Seller Representative of the Closing Statement (the “Review Period”), the Seller Representative shall deliver written notice to Buyer, setting forth in reasonable detail in accordance with this Section 2.9(c), of any dispute it has with respect to Buyer’s calculation of the Purchase Price or any Proposed Price Component included in the Closing Statement (any such notice timely delivered in accordance with this Section 2.9(c), a “Dispute Notice”), specifying in reasonable detail the nature and amount of any and all items in dispute as to the amounts set forth in the Closing Statement (collectively, the “Disputed Items”). The Dispute Notice, to the extent delivered, shall be accompanied by reasonable supporting documentation. Any Proposed Price Components or portions thereof not disputed in the Dispute Notice (or, if no such Dispute Notice is delivered, following the expiration of the Review Period), or if the Seller Representative otherwise earlier notifies Buyer in writing that the Seller Representative has no disputes or objections to the Proposed Price Components, shall be conclusive, final and binding on the parties hereto for all purposes of this Section 2.9. To the extent the Seller Representative delivers a Dispute Notice to Buyer in accordance with this Agreement prior to the expiration of the Review Period, Buyer and the Seller Representative shall negotiate in good faith to resolve any Disputed Items for a period of thirty (30) days (or such longer period as they may mutually agree) thereafter. To the extent Buyer and the Seller Representative agree to any resolution of a Disputed Item, the applicable Disputed Item shall be deemed to be adjusted to reflect such agreement, which shall then be final, conclusive and binding on the parties for all purposes of this Section 2.9. If Buyer and the Seller Representative, notwithstanding such good faith effort, fail to resolve any Disputed Items within such period (the “Unresolved Items”), then Buyer and the Seller Representative jointly shall engage RSM McGladrey, Inc.

(the “Arbitration Firm”) to resolve all such Unresolved Items. If the Arbitration Firm is unable or unwilling to act in such capacity, the Arbitration Firm will select another nationally recognized independent accounting firm to serve as the replacement Arbitration Firm. The Arbitration Firm may only resolve the Unresolved Items and the Arbitration Firm will be instructed only to determine whether the Unresolved Items were determined solely in accordance with the written submissions of the parties and the terms and provisions of this Agreement, including the applicable definitions of the Proposed Price Components (free of mathematical errors) and, solely on that basis, to what extent, if any, the Purchase Price and any Proposed Price Components, as set forth in the Closing Statement, require adjustment; provided, however, the Arbitration Firm shall not assign a value to any item in dispute greater than the greatest value for such item assigned to it by Buyer or the Seller Representative, or less than the smallest value for such item assigned to it by Buyer or the Seller Representative. The Arbitration Firm shall not address any other disputes with respect to the Closing Statement or the Purchase Price. There shall be no ex parte communications between any party hereto (or its Affiliates or representatives) and the Arbitration Firm.

(d) Procedure. As promptly as practicable after (but, in any event, within thirty (30) days of) the engagement of the Arbitration Firm, Buyer and the Seller Representative shall each prepare and submit a single written presentation to the Arbitration Firm detailing such party’s complete statement of proposed resolution of the Unresolved Items (which the Arbitration Firm shall be instructed to share with the other party upon obtaining the other party’s written presentation), which shall include such party’s arguments and the supporting documentation upon which it relies for each of the Unresolved Items, and, after which, Buyer and the Seller Representative shall have the opportunity to submit to the Arbitration Firm a single written response to the opposing party’s presentation within five (5) Business Days of receipt of such presentation (which the Arbitration Firm shall also be instructed to share with the other party upon obtaining the other party’s written response, if any). As soon as practicable thereafter, Buyer and the Seller Representative will cause the Arbitration Firm to render its decision (which the parties hereto agree should not be later than ninety (90) days following the day on which the disagreement is referred to the Arbitration Firm). All of the fees and expenses of the Arbitration Firm shall be borne pro rata as between Buyer, on the one hand, and the Seller Representative, on the other hand, in proportion to the allocation (as determined by the Arbitration Firm) of the dollar value of the Unresolved Items made by the Arbitration Firm such that the party prevailing on the greater dollar value of such disputes pays the lesser proportion of such fees and expenses. All determinations made by the Arbitration Firm as to the Unresolved Items will be final, conclusive and binding on the parties hereto for all purposes of this Article II and the Unresolved Items shall be deemed to be adjusted to reflect such determinations.

(e) Access. For purposes of complying with the terms set forth in this Section 2.9, Buyer and the Company, on the one hand, and the Seller Representative, on the other hand, shall, and the Company shall cause the Subsidiaries to, cooperate with and make available to each other and their respective representatives all (other than any information subject to attorney-client privilege) information, records, data and working papers, and shall, upon reasonable advance notice, permit access to its facilities and appropriate personnel during normal business hours, as may be reasonably required in connection with the preparation and analysis of the Closing Statement and the resolution of any disputes thereunder.

(f) Adjustment. Within two (2) Business Days from the date on which the Final Working Capital, the Final Cash, the Final Company Debt, the Final Selling Expenses and the Final Unpaid Pre-Closing Income Taxes are finally determined pursuant to Sections 2.9(c) and 2.9(d) (as applicable) (such date, the “Determination Date”), the Seller Representative and Buyer shall jointly determine the amount by which the Purchase Price would have been adjusted pursuant to

Section 2.9(a) had Final Working Capital, the Final Cash, the Final Company Debt, the Final Selling Expenses and the Final Unpaid Pre-Closing Income Taxes been substituted for the Estimated Working Capital, the Estimated Cash, the Estimated Company Debt, the Estimated Selling Expenses and the Estimate Unpaid Pre-Closing Income Taxes, respectively.

(i) If such substitutions would have resulted in a Purchase Price that is less than the Purchase Price that was paid on the Closing Date (the amount of such difference, the “Excess Amount”), then Buyer and the Seller Representative shall cause the Escrow Agent to release (A) an amount of cash equal to the Excess Amount from the Escrow Funds to Buyer or its designee within five (5) Business Days from the Determination Date by bank wire transfer of immediately available funds to an account designated in writing by Buyer to the Seller Representative and the Escrow Agent, and (B) the remaining Escrow Funds, if any, after payment of the Excess Amount, to the Sellers as Additional Merger Consideration in accordance with Section 2.12 within five (5) Business Days from Determination Date. The Sellers will not be liable for any amount pursuant to this Section 2.9 in excess of the Escrow Funds.

(ii) If such substitutions would have resulted in a Purchase Price that is equal to or greater than the Purchase Price that was paid on the Closing Date (the amount of such difference, the “Shortfall Amount”), then (A) Buyer shall pay, or shall cause to be paid, to the Sellers, an aggregate amount in cash equal to the Shortfall Amount and (B) Buyer and the Seller Representative shall cause the Escrow Agent to release the Escrow Funds to the Sellers, in each case as Additional Merger Consideration in accordance with Section 2.12 within five (5) Business Days from the Determination Date.

2.10 Rollover. Each Rollover Agreement provides, subject to the terms and conditions hereof and thereof, that effective as of immediately prior to the Effective Time, the Rollover Stockholder who is signatory thereto will contribute to Parent such Rollover Stockholder’s Rollover Shares in exchange for Parent issuing to such Rollover Stockholder such number of Parent Securities as set forth therein (such transaction, the “Rollover”). Notwithstanding anything herein to the contrary, each of Buyer and Merger Sub acknowledges and agrees that (a) no representation, warranty, covenant or agreement of the Company will be deemed untrue or not performed to the extent resulting from the Rollover, (b) effective as of the Effective Time, none of the Rollover Shares delivered to Parent in the Rollover will be converted into the right to receive any portion of the Merger Consideration, and (c) in the event of termination of this Agreement prior to the Effective Time, Buyer shall cause the Rollover Agreements to also be terminated and the Rollover to be rescinded (if applicable) such that all record and beneficial ownership to the Rollover Shares is returned to the Rollover Stockholders immediately.

2.11 Payment of the Deferred Payments.

(a) On or prior to the six (6) month anniversary of the Closing Date, the Company shall pay, and Buyer shall cause the Company to pay, to the Sellers, an aggregate amount in cash equal to the First Tax Benefits Payment in accordance with this Section 2.11 and Section 2.12.

(b) On or prior to the twelve (12) month anniversary of the Closing Date, the Company shall pay, and Buyer shall cause the Company to pay, to the Sellers, an aggregate amount in cash equal to the Second Tax Benefits Payment in accordance with this Section 2.11 and Section 2.12.

(c) On or prior to the eighteen (18) month anniversary of the Closing Date, the Company shall pay, and Buyer shall cause the Company to pay, to the Sellers, an aggregate amount in cash equal to the Final Tax Benefits Payment in accordance with this Section 2.11 and Section 2.12.

(d) On or prior to the thirty-six (36) month anniversary of the Closing Date, the Company shall pay, and Buyer shall cause the Company to pay, to the Sellers, an aggregate amount in cash equal to the Deferred Non-Contingent Payment in accordance with this Section 2.11 and Section 2.12.

(e) The Company shall pay, and Buyer shall cause the Company to pay, each Deferred Payment without being subject to (i) the satisfaction of any condition or requirement and (ii) any offset or deduction of any kind.

2.12 Payment of Additional Merger Consideration. All Additional Merger Consideration payable hereunder or pursuant to the Escrow Agreement will be allocated among the Stockholders and the Optionholders pursuant to this Agreement and in accordance with the Certificate of Incorporation (assuming the exercise in full of the portions of the Options that are vested as of the Effective Time) and paid as follows: (a) with respect to each Stockholder, to the Paying Agent, for distribution to such Stockholder (following receipt of a completed and signed Transmittal Letter (together with all documents required to be delivered in accordance with the express requirements of such Transmittal Letter)) by bank wire transfer of immediately available funds to the account(s) designated in such Stockholder’s Transmittal Letter (or such other method designated in such Stockholder’s Transmittal Letter); and (b) with respect to each Optionholder, to the Surviving Corporation by bank wire transfer of immediately available funds to the account(s) designated in writing by the Surviving Corporation to the payor, and the Surviving Corporation shall, in turn, pay, or cause to be paid, such amounts to such Optionholder (less applicable Tax withholdings) as promptly thereafter as practicable, but in no event later than three (3) Business Days following the receipt thereof, through the payroll of the Surviving Corporation or any of the Subsidiaries in accordance with normal payroll practices. Prior to the payment of any Additional Merger Consideration to any Seller, the Seller Representative shall provide to Buyer a flow of funds setting forth the aggregate amount of Additional Merger Consideration to be paid or payable to each Seller pursuant to this Section 2.12 (each such funds flow, a “Supplemental Funds Flow Memorandum”). Notwithstanding anything in the Certificate of Incorporation to the contrary, except as set forth herein and in the Paying Agent Agreement, subject to compliance by Buyer of the obligations set forth in Section 2.12 and the Paying Agent Agreement, following the payment of Additional Merger Consideration pursuant to a Supplemental Funds Flow Memorandum, the Paying Agent, Buyer, the Surviving Corporation and its Affiliates shall not have any liability in excess of the amount payable to each Seller under Section 2.12 to the extent such amount was paid to such Seller in respect of the Shares (other than Dissenting Shares) and/or the Options held by such Seller pursuant to the allocations set forth in such Supplemental Funds Flow Memorandum. Payments of Additional Merger Consideration will be treated as an adjustment to the consideration received in the Merger for U.S. federal income (and other applicable) Tax purposes, except as otherwise required by applicable Law.

2.13 Withholding. Notwithstanding anything to the contrary in this Agreement, Buyer, the Escrow Agent, the Paying Agent, the Company, and their respective Affiliates shall be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code or any provision of state, local or non-U.S. Tax Law; provided that if any of the foregoing Persons determines that any such withholding or deduction is required, Buyer shall provide the Seller Representative with prior written notice of such intent to withhold or deduct, setting forth in reasonable detail the basis for such withholding or deduction, as soon as reasonably practicable (and in any case not less than three (3) Business Days prior to the anticipated date of payment) and Buyer, the Company, and their respective Affiliates shall cooperate fully with the Seller Representative to eliminate or reduce such withholding or deduction in accordance with applicable Law; provided, further, that any amounts deducted or withheld must be paid over to the appropriate Governmental Authority in accordance with applicable Law and Buyer shall provide the Seller Representative with the original or a certified copy of a receipt issued by the appropriate Governmental Authority evidencing such payment or, if no receipt is provided by such Governmental Authority, a copy of the return reporting such payment. Any amounts paid to or for the benefit of any Person pursuant to the terms of this Agreement that constitute wages or compensation subject to employment or similar Tax may be paid to the Company, which in turn shall pay the applicable Person such amounts (less applicable employment or similar Tax, which the Company shall deposit with the appropriate Governmental Authority in accordance with applicable Law). Any amounts withheld and paid over to the appropriate Governmental Authority hereunder will be treated for all purposes of this Agreement as having been paid to the Person on whose behalf such withholding was made.

ARTICLE III

CLOSING AND DELIVERIES

3.1 Closing. The closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) will take place remotely via the electronic exchange of documents and signatures on the second (2nd) Business Day following the satisfaction or waiver of each of the conditions set forth in Article VII (other than those conditions that are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), except that notwithstanding the satisfaction or waiver of such conditions (other than those conditions that are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), if the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions (other than those conditions that are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), then the Closing will instead take place on (a) the earlier to occur of (i) any Business Day during the Marketing Period to be specified by Buyer to the Company and the Seller Representative on no less than one (1) Business Day’s written notice and (ii) the last day of the Marketing Period, or (b) such other date or at such other time and place as the parties hereto mutually agree in writing (the date on which the Closing occurs is referred to as the “Closing Date”). All proceedings to be taken and all documents to be executed and delivered by all parties hereto at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

3.2 Deliveries by the Company. At the Closing, the Company shall deliver, or cause to be delivered, to Buyer and Merger Sub the following items:

(a) Payoff letters with respect to the Bank Debt and any necessary Uniform Commercial Code authorizations or other releases as may be reasonably required to evidence the satisfaction of the Bank Debt;

(b) A certificate from an officer of the Company, given by him or her on behalf of the Company and not in his or her individual capacity, to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have each been satisfied;

(c) Written resignations, effective as of the Closing, of the officers, directors and managers, as applicable, of the WU Companies as set forth on Schedule 3.2(c);

(d) A statement issued to Buyer by an officer of the Company prepared in accordance with Treasury Regulation Section 1.1445-2(c)(3) and Treasury Regulation Section 1.897-2(h) certifying that the Company has not been a United States real property holding corporation (as the term is defined in the Code and the Treasury Regulations promulgated in connection therewith) at any time during the five-year period ending on the Closing Date, in form and substance reasonably satisfactory to Buyer;

(e) A counterpart to the Escrow Agreement, duly executed by the Escrow Agent and the Seller Representative;

(f) A counterpart to the Paying Agent Agreement, duly executed by the Seller Representative;

(g) Evidence, reasonably satisfactory to Buyer, of the satisfaction of the condition set forth in Section 7.2(e);

(h) The Certificate of Incorporation certified as of a recent date by the Secretary of State of Delaware; and

(i) A certificate of the Secretary of State of Delaware as to the good standing as of a recent date in Delaware of the Company.

3.3 Deliveries by Buyer and Merger Sub. At the Closing, Buyer and Merger Sub, as applicable, shall deliver, or cause to be delivered, to: (a) the Rollover Stockholders, certificates evidencing the Rollover Shares on the terms and subject to the conditions set forth in the applicable Rollover Agreement; and (b) the Seller Representative, the following items:

(i) The Purchase Price and the Settlement Amounts, in each case, paid in accordance with Section 2.8 to the Person(s) entitled thereto;

(ii) A counterpart to the Escrow Agreement, duly executed by Buyer;

(iii) A counterpart to the Paying Agent Agreement, duly executed by Buyer and the Paying Agent;

(iv) A certificate of an officer of each of Buyer and Merger Sub, given by him or her on behalf of Buyer and Merger Sub, as applicable, and not in his or her individual capacity, to the effect that the conditions set forth in Section 7.1(a) and Section 7.1(b) have been satisfied;

(v) The certificate of incorporation of each of Buyer and Merger Sub, certified as of a recent date by the Secretary of State of Delaware; and

(vi) A certificate of the Secretary of State of Delaware as to the good standing as of a recent date of each of Buyer and Merger Sub in such jurisdiction.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the applicable Schedules (it being understood that any matter disclosed in any Schedule will be deemed to be disclosed on any other Schedule to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other Schedule or Schedules), the Company represents and warrants to Buyer and Merger Sub as of the Effective Date and the Closing Date as follows:

4.1 Organization and Standing; Authority.

(a) Each WU Company is each duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation. Each WU Company is duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each WU Company has the power and authority to own or lease and to operate its properties and assets and carry on its business as currently conducted. True, correct and complete copies of the charter documents, bylaws or other organizational documents of the WU Companies have been provided or made available to Buyer.

(b) The Company has the corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it in connection herewith, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other action on the part of the Company and no other corporate proceedings on the part of the Company are necessary for the execution and delivery of this Agreement and such other agreements and documents and the consummation of the transactions contemplated hereby and thereby. Except for the Company Stockholder Approval, this Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as limited by: (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect; and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity) (the immediately preceding clauses (i) and (ii), collectively, the “General Enforceability Exceptions”).

4.2 Capitalization. The capitalization and the record and beneficial owners of the Equity Securities of the Company are set forth on Exhibit A and Exhibit B (other than, immediately following the Rollover, with respect to any Rollover Shares). The Shares and Options represent all of the outstanding the Equity Securities of the Company. The authorized capital stock of the Company consists of 500,000 shares of Company Stock, which includes (a) 300,000 authorized shares of Class A Common Stock, of which 114,228.18450 shares are issued and outstanding, (b) 100,000 authorized shares of Class B Common Stock, of which 38,010.76578 shares are issued and outstanding, (c) 30,000 authorized shares of Class B-1 Preferred Stock, of which 5,000.0000 shares are issued and outstanding, and (d) 70,000 shares of Class B-2 Preferred Stock, of which 15,000.0000 shares are issued and outstanding, and the Shares are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance, in all respects, with the Certificate of Incorporation (and other applicable governing documents) of the Company and applicable Law. Except for the Options and the agreements and documents relating thereto, the Rollover and as set forth on Schedule 4.2, there are no: (i) outstanding securities convertible or exchangeable into shares of capital stock of the Company; (ii) options, phantom equity interests, stock appreciation or profit participation rights, warrants, calls, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer, sell, purchase, repurchase, redeem or otherwise acquire any Equity Securities of the Company, including any rights of first refusal or rights of first offer; or (iii) proxy, registration rights agreements, voting trusts or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of Equity Securities of the Company other than the Stockholders Agreement, the Investor Rights Agreement and the Pledge Agreements. Each of the Options (A) has been granted in material compliance with all applicable Law and all requirements set forth in the WU Holdco, Inc. 2017 Equity and Performance Incentive Plan and (B) has an exercise price that is no less than the fair market value of the shares of Company Stock underlying such Option on the grant date, as determined in accordance with Section 409A of the Code.

4.3 Subsidiaries. Schedule 4.3 contains a true, correct and complete list of the capitalization of the Subsidiaries, listing for each Subsidiary its name, its jurisdiction or organization, its authorized capital stock or other Equity Securities and the record and beneficial ownership of such shares or other Equity Securities. The Company or a Subsidiary is the record and beneficial owner of and has good and valid title to all of the issued and outstanding Subsidiary Interests, in each case, free and clear of any Lien other than Permitted Liens. All of the issued and outstanding Subsidiary Interests are duly authorized, validly issued, fully paid and nonassessable (if such concepts apply) and issued in compliance, in all material respects, with all applicable securities Laws and the governing documents of the applicable Subsidiary. There are no: (a) outstanding securities convertible or exchangeable into Subsidiary Interests; (b) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating any Subsidiary to issue, transfer, sell, purchase, repurchase, redeem or otherwise acquire any Subsidiary Interests, including any rights of first refusal or rights of first offer; or (c) proxy, registration rights agreements, voting trusts or other agreements or understandings to which any Subsidiary is a party or by which any Subsidiary is bound with respect to the voting, transfer or other disposition of Subsidiary Interests. Neither the Company (other than with respect to the Subsidiaries) nor any of the Subsidiaries (other than with respect to other Subsidiaries) owns any Equity Securities in any other Person.

4.4 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will: (i) result in a breach of any provisions of the certificate of incorporation, certificate of formation, bylaws or operating agreement (or equivalent organizational documents) of any WU Company; (ii) except as set forth on Schedule 4.4, require the consent of or notice be provided to any Person under, result in a breach of, give rise to an event that, with or without notice or lapse of time or both, would constitute a breach of, result in any termination, cancellation, acceleration of any right or obligation, or the loss of any benefit , in each case by any Governmental Authority or under any material Contract, Real Property Lease, or material Permit owned or held by any WU Company; or (iii) subject to receipt of the consents set forth on Schedule 4.4, violate any existing Order or Law applicable to the WU Companies or their properties and assets, except in the case of clauses (ii) and (iii) for matters that would not result in material liability to the WU Companies, taken as a whole.

(b) Except for the Company Stockholder Approval, as may be required under the HSR Act and Other Antitrust Laws and as set forth on Schedule 4.4, no consent with respect to any Governmental Authority is required to be obtained by the Company or any of the Subsidiaries for the consummation by the Company of the transactions contemplated by this Agreement, other than such consents which, if not obtained, would result in material liability to the WU Companies, taken as a whole.

4.5 Financial Statements.

(a) Schedule 4.5(a) sets forth true and correct copies of the following financial statements: (i) the audited consolidated balance sheets of the Company as of December 31, 2017 and December 31, 2016 and the related audited consolidated statements of operations, changes in stockholders’ equity and cash flows for the calendar years then ended, together with the notes thereto (collectively, the “Audited Financial Statements”); and (ii) the unaudited consolidated balance sheet of the WU Companies as of December 31, 2018 (the “Balance Sheet Date”), and the related unaudited consolidated statements of operations and cash flows for the twelve-month period then ended (the “Interim Financial Statements” and, collectively with the Audited Financial Statements, the “Company Financial Statements”).

(b) Except as set forth on Schedule 4.5(b)(i): (i) the Audited Financial Statements have been prepared in accordance with GAAP, in all material respects, throughout the periods covered thereby and fairly present, in all material respects, the financial position, and results of operations, stockholders’ equity and cash flows of the Company, on a consolidated basis, as of the dates and for the periods indicated; and (ii) the Interim Financial Statements have been prepared by management of the Company in accordance with GAAP, in all material respects (except for the absence of footnote disclosure and any customary year-end adjustments, in each case, the effect of which would not, in the aggregate, be materially adverse to the WU Companies, taken as a whole), throughout the periods covered thereby and fairly present, in all material respects, the financial position, and results of operations and cash flows of the Company, on a consolidated basis, as of the date and for the period indicated. The Company Financial Statements were derived from the books and records of the Company.

(c) The Company has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements and, to the Company’s Knowledge, such system of internal control over financial reporting is effective for its intended purpose. To the Company’s Knowledge, there has not been any fraud that involves any of the Company’s or the Subsidiaries’ management or other employees who have a role in the preparation of the financial statements.

(d) Neither the Company nor any of the Subsidiaries has, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, any outstanding liabilities except for liabilities: (i) specifically reflected or reserved against in the Company Financial Statements; (ii) arising pursuant to this Agreement or incurred in connection with the Merger; (iii) incurred in the ordinary course of business on or after the Balance Sheet Date (none of which is a material liability or a liability for breach of contract, breach of warranty, tort, infringement, misappropriation, or violation of Law); or (iv) which are executory obligations under any Contract of the Company or any Subsidiary arising in the ordinary course of business (none of which have arisen out of or relate to breach of such Contract, breach of warranty, tort, infringement, misappropriation, or violation of Law).

4.6 Taxes. Except as set forth on Schedule 4.6:

(a) Each WU Company has filed with the appropriate Governmental Authority all material Tax Returns that it was required to file and all such Tax Returns are true, correct and complete in all material respects.

(b) Each WU Company has (i) timely paid all Taxes owed by it (whether or not shown on a material Tax Return) and (ii) adequately provided in the Interim Financial Statements in accordance with, and only to the extent required by, GAAP for all Taxes that have accrued but are not yet due or payable as of the dates thereof.

(c) No WU Company has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(d) No WU Company is a party to any Tax allocation or sharing agreement, in each case, other than any Commercial Tax Agreement.

(e) Each WU Company has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid by such WU Company to any employee, independent contractor, creditor, stockholder or other third party.

(f) There are no Liens for unpaid Taxes on the assets of any WU Company, except for Permitted Liens.

(g) There is no audit, examination, written request for information, refund, claim or other proceeding by any Governmental Authority pending or, to the Company’s Knowledge, threatened in writing with respect to any WU Company in respect of any Tax.

(h) No WU Company: (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is the Company or any of the Subsidiaries); or (ii) has any liability for Taxes of any Person (other than the Company and the Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by contract, other than any Commercial Tax Agreement.

(i) During the past three (3) years, no deficiency which has not been paid or resolved for any amount of income or other material Tax has been asserted or assessed, in each case in writing, by any Taxing Authority against any WU Company. During the past three (3) years, no WU Company has received a written claim from a Taxing Authority in a jurisdiction where any WU Company does not file Tax Returns such that a WU Company is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(j) No WU Company has engaged in any “listed transactions” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) No WU Company has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this acquisition.

(l) No WU Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any: (i) change in method of accounting for a Pre-Closing Tax Period; (ii) use of an improper method of accounting for a Pre-Closing Tax Period selected on or before the Closing; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision under state, local or non-U.S. Law) executed on or before the Closing; (iv) installment sale or open transaction disposition made on or before the Closing; or (v) election under Section 108(i) of the Code made on or before the Closing.

(m) No WU Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

4.7 Title to Properties. The WU Companies have good and valid title to all of the properties and assets, tangible or intangible, reflected in the Interim Financial Statements as being owned by the WU Companies or that were acquired after the Balance Sheet Date, in each case, free and clear of all Liens, except for Permitted Liens, excluding properties and assets sold or disposed of by any WU Company since the Balance Sheet Date in the ordinary course of business. No WU Company has received written notice of any pending and, to the Company’s Knowledge, there are no threatened developments affecting any such properties and assets which might materially detract from the value, materially interfere with any present use or materially and adversely affect the marketability of, in each case, any such property or assets. All such properties and assets owned by any of the WU Companies, which, individually or in the aggregate, are material to the operation of the business of the Companies, have been maintained in accordance with normal industry practice, are in good working order and condition, ordinary wear and tear and latent defects excepted, and are suitable in all material respects for the purposes currently used.

4.8 Real Property.

(a) Schedule 4.8(a) contains a true, correct and complete list of all the parcels of Real Property, including the address of each such parcel, that are owned by the WU Companies (the “Owned Real Property”). None of the WU Companies has owned any fee interest in any real property other than the Owned Real Property during the past three (3) years. A WU Company is in possession of all Owned Real Property and has good, fee-simple title to such Owned Real Property, free and clear of all Liens except for Permitted Liens. With respect to each Owned Real Property, (i) no WU Company has leased or otherwise granted to any Person the right to occupy such Owned Real Property or any portion thereof and (ii) other than the rights of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. No WU Company is a party to any agreement (or the holder of an option) to purchase any other Real Property or interest therein.

(b) Schedule 4.8(b) contains a listing of all of the Real Property leased, subleased or otherwise occupied by the WU Companies (the “Leased Real Property” and together with the Owned Real Property, the “Company Real Property”), together with the identity of the lessor, lessee and current occupant (if different from lessee) and the term of each Real Property Lease as of the date hereof. A WU Company has a valid leasehold or other interest in each Leased Real Property, free and clear of all Liens except for Permitted Liens, and no WU Company has received any written notice from any party to any Real Property Leases of the termination or proposed termination thereof (and no security deposit or portion thereof has been applied in respect of a breach or default under such Real Property Lease that has not been redeposited in full). No WU Company has received any written notice that the fee owner of any Leased Real Property has made any assignment, mortgage, pledge or hypothecation of such Leased Real Property or the rents or use fees due thereunder.

(c) The Company Real Property listed on Schedule 4.8(a) and Schedule 4.8(b) comprises all material Real Property used in and reasonably necessary for the conduct of the business and operations of the WU Companies as currently conducted. The material improvements on the Company Real Property have access to such sewer, water, gas, electric, telephone and other utilities as are reasonably necessary to allow the business of each WU Company operated thereon to be operated in the ordinary course as currently operated. The material improvements located on the Company Real Property are in sufficiently good condition (except for ordinary wear and tear and any latent defects) to allow the business of each WU Company to be operated in the ordinary course as currently operated. No WU Company has received written notice of any pending and, to the Company’s Knowledge, there are no threatened condemnation, expropriation, eminent domain or similar proceeding affecting all or any part of the Company Real Property.

(d) All Leased Real Property is held under leases, subleases or other occupancy agreements (together with any material amendments thereto and any guaranties thereof, collectively, the “Real Property Leases”) that are enforceable in accordance with their respective terms, except as limited by the General Enforceability Exceptions. There is no default or breach by any WU Company, as applicable, or, to the Company’s Knowledge, any other party, in the timely performance of any obligation to be performed or paid under any such Real Property Lease or any other material provision thereof, except as would not, individually or in the aggregate, result in any material liability to the WU Companies, taken as a whole. There has not been any sublease or license entered into by any WU Company as grantor in respect of any of the Real Property Leases, and no WU Company has subleased, licensed or otherwise granted any Person the right to occupy any Leased Real Property or any portion thereof leased or otherwise occupied by it. The Company has made available to Buyer true, correct and complete copies of each of the Real Property Leases.

4.9 Compliance with Laws. Except as set forth on Schedule 4.9:

(a) The WU Companies are, and have been for the past three (3) years, in compliance, in all material respects, with all Laws and Orders applicable to their respective businesses.

(b) During the past three (3) years, no WU Company has received written notification or, to the Company’s Knowledge, any oral notification, in each case, from any Governmental Authority (i) asserting that any WU Company is not in material compliance with any Law or (ii) threatening to revoke any material Permit owned or held by any WU Company, in each case, except for such notices as would not, individually or in the aggregate, result in any material liability to the WU Companies, taken as a whole.

(c) There is no material Order of any Governmental Authority outstanding against any WU Company that would reasonably be expected to, individually or in the aggregate, result in any material liability to the WU Companies, taken as a whole, or have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement in a timely manner and to fulfill its obligations hereunder.

4.10 Permits. The WU Companies have all material Permits that are currently required in connection with their respective businesses. Each WU Company is in compliance in all material respects with all such Permits, and all of which are in full force and effect.

4.11 Employee Benefit Plans.

(a) Schedule 4.11(a) sets forth a complete list of all Employee Plans.

(b) Copies of the following materials have been made available to Buyer (if applicable): (i) all current plan documents for each Employee Plan (or a summary thereof in the case of an Employee Plan that is not written); (ii) all determination, opinion or advisory letters from the IRS with respect to any Employee Plan intended to be qualified under Section 401(a) of the Code; (iii) all current summary plan descriptions, summaries of material modifications, annual reports and summary annual reports with respect to each Employee Plan; (iv) all current trust agreements and insurance contracts relating to the funding or payment of benefits under each Employee Plan; and (v) the most recently filed annual return/report (Form 5500) and accompanying schedules and attachments thereto.

(c) Each Employee Plan has been maintained, operated and administered in compliance, in all material respects, with its terms and any related documents or agreements and in material compliance with all applicable Laws and collective bargaining agreements. With respect to each Employee Plan, all contributions, premiums and other payments that are due have been timely paid. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that the Employee Plan is so qualified or is operated under the terms of a pre-approved plan for which the provider of the plan has received an IRS opinion or advisory letter that the Employee Plan is so qualified, and, to the Company’s Knowledge, no event or circumstance has occurred that could reasonably be expected to materially and adversely impact such tax qualification.

(d) There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any material liability or excise Tax under ERISA or the Code being imposed on any WU Company.

(e) No WU Company or any member of the Controlled Group currently has, nor in the past three (3) years had, an obligation to contribute to, or otherwise has any current or contingent liability or obligation under or with respect to, a “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is or at the time was subject to Title IV of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code. No Employee Plan is a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). No WU Company has any current or contingent liability or obligation by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.

(f) With respect to each group health plan benefiting any current or former employee of any WU Company or any member of the Controlled Group that is subject to Section 4980B of the Code, each WU Company and each member of the Controlled Group have complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. Except as set forth on Schedule 4.11(f), neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Employee Plan provides or promises, any post-employment or post-retirement medical, dental, hospitalization or other welfare benefits (whether insured or self-insured) to any current or former employee, owner, individual service provider, or any dependent or beneficiary thereof (other than the continuation coverage pursuant to Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA or other applicable Law for which the covered person pays the premium cost of coverage). No WU Company has incurred (whether or not assessed) any penalty or Tax under Sections 4980D, 4980H, 6721 or 6722 of the Code.

(g) There is no pending or, to the Company’s Knowledge, threatened assessment, complaint, proceeding, dispute, arbitration, audit or investigation or Action of any kind in any court or tribunal or before or by any Governmental Authority, applicable plan administrator or the Board, in each case, in writing, with respect to any Employee Plan (other than routine claims for benefits).

(h) Except as set forth on Schedule 4.11(h), no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement (either alone or together with any other event) by any current or former employee, officer, equityholder or director of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation or benefit arrangement or Employee Plan currently in effect could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(i) Each Employee Plan subject to Section 409A of the Code has complied, in all material respects, in form and operation with the requirements of Section 409A of the Code as in effect from time to time. No WU Company has any outstanding obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director, officer, independent contractor (who is a natural Person) or other service provider (who is a natural Person) for any Tax incurred by such individual under Section 409A or 4999 of the Code.

(j) Except for the treatment of Options described in Article II of this Agreement and as set forth on Schedule 4.11(j), neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, alone and not in connection with any other event, (i) entitle any current or former employee, director, officer, independent contractor (who is a natural Person) or other service provider (who is a natural Person) to any payment or benefit, or (ii) enhance any benefits or accelerate the time of payment, funding or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan.

4.12 Material Contracts.

(a) Set forth on Schedule 4.12(a) is a true, correct and complete list of each of the following Contracts to which any WU Company is a party (other than Contracts related to Leased Real Property and Contracts that are Employee Plans) as of the date hereof (the Contracts required to be listed on Schedule 4.12(a), the “Material Contracts”):

(i) each Contract pursuant to which a partnership or joint venture was established;

(ii) each Contract which imposes a restriction on the geographies or businesses in which the WU Companies may operate or otherwise limits the freedom of any WU Company to engage in any business activity whatsoever (other than any confidentiality, nondisclosure or non-solicit agreements or arrangements that are contained in standard terms and conditions provided by customers of the WU Companies or in connection with a potential sale of the Company);

(iii) each Contract containing, or limiting the right of any WU Company pursuant to, any “most favored nation”, “exclusivity” or similar provisions materially restricting the operation of the WU Companies’ business;

(iv) each Contract providing for capital expenditures by a WU Company with an outstanding amount of unpaid obligations and commitments in excess of $500,000;

(v) each Contract with respect to Company Debt (other than the Bank Debt);

(vi) each Contract under which any WU Company is a licensee of Intellectual Property owned by any Person other than a WU Company, excluding any licenses to any commercially available software that is licensed on a non-exclusive basis to such WU Company in object code form for internal use purposes only for an aggregate license fee of less than $100,000 and any agreements for the sale of goods and services in the ordinary course, and each Contract that limits any WU Company’s rights to use or otherwise exploit, enforce or register Company Intellectual Property, including all covenants not to sue and co-existence agreements;

(vii) each Contract relating to any Action involving any WU Company at any time in the past three (3) years pursuant to which any WU Company has any continuing payment or other obligations thereunder;

(viii) each Contract pursuant to which any WU Company has material remaining indemnification obligations, “earn-out” or other contingent payment obligations relating to the acquisition or disposition of any capital stock or other equity interests or material business, operation, product line or other business organization (whether by merger, sale of stock, sale of assets or otherwise);

(ix) each Contract relating to the acquisition or disposition of any capital stock or other equity interests or material business, operation, product line or other business organization (whether by merger, sale of stock, sale of assets or otherwise), in each case, entered into at any time during the past three (3) years;

(x) each Contract that is a collective bargaining agreement or other Contract with any labor union or other labor organization;

(xi) each Contract with any Governmental Authority;

(xii) each Affiliate Agreement;

(xiii) each Contract with any Material Customer;

(xiv) each Contract with any Material Supplier; or

(xv) other than any Contract specified in clauses (i) through (xiv) above, each Contract that involves payment by or to any WU Company in excess of $500,000 in any calendar year.

(b) A true, correct and complete copy of each Material Contract has been made available to Buyer. Each of the Material Contracts is in full force and effect and is a legal, valid and binding agreement of the WU Company that is a party thereto and, to the Company’s Knowledge, the other parties thereto, enforceable in accordance with its terms, subject only to the General Enforceability Exceptions. Except as would not, individually or in the aggregate, result in any material liability to the WU Companies, taken as a whole, there is no default or breach by the WU Company that is a party thereto or, to the Company’s Knowledge, any other party, in the timely performance of any obligation to be performed or paid thereunder or any other material provision thereof and, to the Company’s Knowledge, no event or circumstance has occurred outside the ordinary course of business that, with notice or lapse of time or both, would constitute any event of default or breach thereunder.

4.13 Legal Proceedings. During the past three (3) years, except as set forth on Schedule 4.13, there are, and have been, no Actions pending, settled or otherwise resolved, or, to the Company’s Knowledge, threatened against any WU Company that (a) seek to challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of, or seek other equitable relief with respect to, the transactions contemplated by this Agreement, (b) involve, involved, or could reasonably be expected to involve an amount in excess of $250,000, (c) involve any material Permit, or (d) seek injunctive or other material non-monetary relief. No WU Company is subject to any outstanding Order.

4.14 Intellectual Property.

(a) Schedule 4.14(a) sets forth all of the following Company Intellectual Property (“Company Registered IP”): (i) issued Patents and pending Patent applications; (ii) registered Trademarks and applications therefor; (iii) registered Copyrights and applications therefor; and (iv) Domain Names. Any and all renewal and maintenance fees, annuities or other fees payable to any Governmental Authority to maintain the Company Registered IP as active and due prior to the date hereof have been paid in full. All of the Company Registered IP is subsisting and, in the case of any Company Registered IP that is registered or issued, except as would reasonably be expected to have a Material Adverse Effect, valid and enforceable in accordance with applicable Law. There are no pending or, to the Company’s Knowledge, threatened interference, reissue, reexamination, opposition, cancellation, derivation, or post-grant proceedings involving the Company Intellectual Property.

(b) Each WU Company has title to the Company Intellectual Property owned by such WU Company and all material Intellectual Property purportedly owned by such WU Company, including all Intellectual Property created or developed for such WU Company by any employees, consultants or independent contractor of such WU Company, in each case, free and clear of all Liens, other than Permitted Liens. Except as set forth on Schedule 4.14(b), no Person is licensed under any of the material Company Intellectual Property, other than (i) licenses that arise as a matter of law by implication as a result of sales of products and services by a WU Company or (ii) agreements under which a WU Company grants to a customer a non-exclusive license of Company Intellectual Property in the ordinary course of business consistent with past practice that is incorporated in the work product delivered to such customer by a WU Company, solely to the extent necessary for the use of such work product by such customer.

(c) The Company Intellectual Property is not the subject of any Action and, to the Company’s Knowledge, no Action is threatened against a WU Company involving the Company Intellectual Property, except for office actions by the applicable Governmental Authorities in the normal course of prosecution efforts to register the Company Intellectual Property listed on Schedule 4.14(a).

(d) Except as set forth on Schedule 4.14(d), no WU Company has received any written notice over the past three (3) years alleging that the conduct of the business of the WU Companies, including the WU Companies’ products or services, infringes, misappropriates, violates or otherwise conflicts with any Intellectual Property right of any other Person. To the Company’s Knowledge, the conduct of the business of the WU Companies, including the WU Companies’ products or services, has not in the past three (3) years infringed, misappropriated, violated or otherwise conflicted with any Intellectual Property right of any other Person, in each case, except as would not, individually or in the aggregate, result in any material liability to the WU Companies, taken as a whole.

(e) Each WU Company has taken commercially reasonable steps to protect its rights in Company Intellectual Property and has maintained the confidentiality of information that constitutes or constituted a Trade Secret of such WU Company. All current and former employees, consultants and independent contractors of each WU Company who have participated in the creation or development of any Intellectual Property for such WU Company have executed and delivered confidentiality and assignment agreements substantially in such WU Company’s standard form(s).

(f) Each WU Company has adopted and maintains reasonable safeguards and has taken and takes commercially reasonable steps to (i) protect the operation, confidentiality, integrity and security of the software systems owned or operated by such WU Company and the information and transactions stored therein or transmitted thereby and (ii) prevent unauthorized or improper use, access, transmittal modification or corruption of such information, and, to the Company’s Knowledge, there have been no unauthorized intrusions or breaches of the security of the software systems owned or operated by such WU Company.

(g) Each WU Company is, and has been for the past three (3) years, in compliance, in all material respects, with all applicable U.S., state, foreign and multinational Laws relating to privacy or data security (all of the foregoing collectively, “Privacy Laws”) and all Material Contracts with third parties (collectively, “Privacy Contracts”) containing express restrictions regarding the use of personally identifiable information (including name, address, telephone number, electronic mail address, social security number, driver’s license number, bank account number, credit card number or debit card number, and any persistent digital identifier such as an IP address or device identifier), sensitive personal information (including information about an individual’s health, medical condition, family medical history, religious beliefs, political beliefs or affiliations, sexual interests, racial or ethnic origin, criminal background or membership in a trade union) and any special categories of personal information regulated thereunder or covered thereby, in each case, that are obtained or possessed by such WU Company. No written claims have been asserted and, to the Company’s Knowledge, no claims are threatened against any WU Company by any Person alleging a violation of any Privacy Laws or Privacy Contracts by any WU Company.

(h) Except as set forth on Schedule 4.14(h), the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not give rise to any right of any third party to terminate any Material Contract under which any material right or license of or under Intellectual Property is granted to or by such WU Company.

4.15 Insurance. Schedule 4.15 sets forth, as of the Effective Date, all policies of insurance relating to general liability, professional liability, product liability, fire, casualty, motor vehicle, workers’ compensation and other types of insurance maintained by and in force with respect to the WU Companies and covering the WU Companies and their respective businesses (excluding insurance policies relating to Employee Plans) (the “Company Policies”). The Company Policies are in full force and effect, and no WU Company has received written notice of cancellation or non-renewal of, premium increase with respect to, or material alteration of coverage under, or, to the Company’s Knowledge, threatened cancellation or non-renewal of, premium increase with respect to, or material alteration of cover under, any Company Policy. All premiums due and payable as of the Effective Date with respect to each Company Policy have been paid in full and each of the WU Companies is in compliance, in all material respects, with the applicable terms of such Company Policy. None of the WU Companies maintain any self-insurance program.

4.16 Personnel and Labor Laws.

(a) Except as set forth on Schedule 4.16(a), no WU Company is a party to or subject to any collective bargaining agreements or other agreements with any labor union or other labor organization. Except as set forth on Schedule 4.16(a): (a) no labor union or other collective bargaining unit represents or, to the Company’s Knowledge, claims to represent any WU Company employees; and (b) to the Company’s Knowledge, there is no pending or threatened union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certifications election or any other organizing activity involving a WU Company’s employees nor has any such campaign been conducted in the past three (3) years.

(b) Each WU Company has complied, in all material respects, with all notice, bargaining, consultation, consent and similar requirements owed to its employees under applicable Law or collective bargaining or other labor Contract listed on Schedule 4.12(a)(x). Each of the WU Companies has over the past three (3) years complied, in all material respects, with all applicable Laws relating to the employment of personnel and labor or engagement of service providers (who are natural Persons), including, but not limited to, provisions thereof relating to wages and hours, overtime, classification, equal opportunity, sexual harassment, immigration, withholding of Taxes, collective bargaining, plant closing and mass layoff and health and safety.

(c) Except as set forth on Schedule 4.16(c), there is no, and during the past three (3) years there has been no, material labor disputes, strike, controversy, slowdown, work stoppage or lockout or, to the Company’s Knowledge, any material labor disputes, strike, controversy, slowdown, work stoppage or lockout threatened against or affecting the WU Companies, and to the Company’s Knowledge, there is no basis for any of the foregoing.

4.17 Environmental Matters. Except as set forth on Schedule 4.17:

(a) The WU Companies are, and have been over the past three (3) years, in compliance, in all material respects, with all Environmental Laws applicable to the operation of their business and their respective use of the Leased Real Property and the Owned Real Property, and there is no currently pending material Order that requires any WU Company to implement actions post-Closing in order to achieve compliance, in all material respects, with any Environmental Law.

(b) There has been no Release or exposure of any Person to Hazardous Materials by a WU Company (or any other Person to the extent giving rise to material liability for a WU Company) at the Leased Real Property or the Owned Real Property that requires cleanup or remediation by such WU Company or that would reasonably be expected to result in material liability to the WU Companies, taken as a whole, pursuant to any applicable Environmental Law, and, to the Company’s Knowledge, there has been no Release at the Leased Real Property, Owned Real Properties, properties that were formerly owned or operated by any WU Company, or at property to which any WU Company sent or arranged to send waste for disposal, in each case that requires cleanup or remediation by any WU Company or would reasonably be expected to result in material liability to the WU Companies, taken as a whole.

(c) Except as would not reasonably be expected to result in material liability to the WU Companies, taken as a whole, no WU Company has (i) received any written notice of violation, demand letter, complaint or claim or other written notice regarding any violation of or liabilities or potential liabilities under any Environmental Law or (ii) been subject to or, to the Company’s Knowledge, threatened with any Action with respect to any Environmental Law.

(d) The Company and the Subsidiaries have obtained and are in compliance, in all material respects, with all material Permits required under any Environmental Law, and all of which are in full force and effect.

(e) The Company has delivered to Buyer or otherwise made available to Buyer true, correct and complete copies of all material environmental reports prepared in the past three (3) years pertaining to the Leased Real Property and Owned Real Property to the extent such environmental reports are in the possession or control of the WU Companies.

4.18 Conduct of Business in Ordinary Course. Except for actions taken in connection with the process of selling the Company (including preparing for and implementing the transactions contemplated by this Agreement) and the acquisition of Five Star and as set forth on Schedule 4.18, since December 31, 2017:

(a) the WU Companies have conducted their respective businesses and operations in the ordinary course of business consistent with past practice, and there has not been a Material Adverse Effect with respect to the WU Companies, taken as a whole; and

(b) no WU Company has:

(i) incurred any indebtedness for borrowed money or issued any long-term debt securities or assumed, guaranteed or endorsed such obligations of any other Person, except for borrowings made for working capital purposes incurred in the ordinary course of business consistent with past practice under the Credit Facility, obligations under customer contracts or other liabilities incurred in the ordinary course of business;

(ii) except in the ordinary course of business consistent with past practice, (A) acquired, purchased, sold, assigned, leased, abandoned, transferred or otherwise obtained, or disposed of, any material property or assets; (B) mortgaged, encumbered or otherwise subjected to any Lien any property or assets, other than Permitted Liens; (C) expressly cancelled any debts owed to or claims held by the Company or the Subsidiaries; (D) granted any license of any Company Intellectual Property other than licenses granted in the ordinary course of business; or (E) failed to exercise any rights of renewal with respect to any Leased Real Property that by its terms would otherwise expire;

(iii) (A) except for Contracts made in the ordinary course of business consistent with past practice, entered into any Contract that is a Material Contract or (B) materially modified, amended, terminated or waived any material right or remedy under any Material Contract, in each case, except Contracts made in the ordinary course of business consistent with past practice;

(iv) entered into any Contracts with any Affiliates of the Company;

(v) except to the extent required by Law or the existing terms of any existing Employee Plan set forth on Schedule 4.11(a), (A) established, entered into, adopted, amended or terminated, or accelerated the time of payment, vesting or funding of compensation or benefits under, any material plan or arrangement relating to the compensation, benefits or severance of any current or former employee, officer, director or other service provider (who is a natural Person) of a WU Company (each, a “Covered Individual”) other than in the ordinary course business consistent with past practice, (B) established, adopted, entered into, terminated or amended any written or oral agreement, memorandum of understanding or other contractual obligation between any WU Company and any labor organization or other authorized employee representative representing individuals who provide services to any WU Company, (C) increased the compensation payable or to become payable to any Covered Individual earning annual base salary of over $150,000, other than in the ordinary course of business consistent with past practice, or (D) hired or terminated (other than for “cause”) any individual with annual base salary in excess of $150,000;

(vi) made any material change to its accounting (including Tax accounting) methods, principles or practices, except as may be required by GAAP or applicable Law;

(vii) other than in accordance with past practice or as required by GAAP, the Code or applicable Law, (i) made any material election relating to Taxes, (ii) settled or compromised any material audit, examination or other proceeding by any Taxing Authority, (iii) filed any amended Tax Return or filed any Tax Return, (iv) surrendered or compromised any right to claim a Tax refund, or (v) consented to or requested any extension or waiver of any statute of limitations period relating to Taxes;

(viii) made any amendment or modification to its certificate of incorporation, certificate of formation, bylaws or operating agreement (or equivalent organizational documents);

(ix) declared, set aside, made or paid any dividends or distributions (in each case, whether in cash, stock, property or otherwise) in respect of the Equity Securities of any WU Company;

(x) issued, sold, granted or otherwise disposed of, or authorized the issuance, sale, grant or other disposition of, any Equity Securities of any WU Company, other than the issuance of shares of Company Stock upon the exercise of Options outstanding as of the date hereof in accordance with their existing terms;

(xi) split, combined, redeemed or reclassified, or purchased or otherwise acquired any Equity Securities of any WU Company, as applicable, or made any other change with respect to the capital structure of the WU Companies;

(xii) acquired, by merging or consolidating with, by purchasing a substantial equity interest in or substantial portion of the assets of, or otherwise, any other Person;

(xiii) adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company and the Subsidiaries;

(xiv) settled any Action, other than an Action that did not involve (A) the imposition of equitable relief against any WU Company and (B) future payments in excess of $50,000 with respect to such Action;

(xv) made any capital expenditure commitments in excess of $250,000 in any individual case or in excess of $500,000 in the aggregate;

(xvi) (A) delayed or postponed any payment of any accounts payable or other payables or expenses (other than in the ordinary course of business consistent with past practice), (B) accelerated the collection of accounts receivable or cash contributions of any type (other than in the ordinary course of business consistent with past practice) or (C) shipped products ahead of normally maintained schedules or shipping dates or otherwise accelerated sales or sold products in quantities that are outside of the ordinary course of business relative to the sales of such products during the last two (2) years since the date hereof;

(xvii) failed to renew or replace, on commercially reasonable terms, any Company Policies that were canceled or had lapsed; or

(xviii) agreed in writing to take any of the actions described in the foregoing clauses of this Section 4.18(b).

4.19 Material Customers; Material Suppliers.

(a) Schedule 4.19(a) sets forth a true, correct and complete list of the ten (10) largest customers of the WU Companies on a consolidated basis for the twelve-month period ended on the Balance Sheet Date (based on the dollar amount of sales for such twelve-month period) (“Material Customers”) and the dollar amount of sales for each such Material Customer for such period and the year ended December 31, 2017. Except as set forth on Schedule 4.19(a), all Material Customers continue to be customers of the WU Companies and no Material Customer has reduced materially its business, or adversely modified its relationship, in each case, with the WU Companies on a consolidated basis from the levels achieved during the year ended December 31, 2017. No WU Company has received any written or, to the Company’s Knowledge, oral notice that any Material Customer intends to cancel or otherwise terminate, decline to renew, or materially and adversely modify its relationship with any WU Company on account of the transactions contemplated by this Agreement. To the Company’s Knowledge, no Material Customer has filed for bankruptcy or has become insolvent.

(b) Schedule 4.19(b) sets forth a true, correct and complete list of the ten (10) largest suppliers of the WU Companies on a consolidated basis for the twelve-month period ended on the Balance Sheet Date (based on the dollar amount of purchases for such twelve-month period) (“Material Suppliers”) and the dollar amount of purchases from each such Material Supplier for such period and the year ended December 31, 2017. Except as set forth on Schedule 4.19(b), all Material Suppliers continue to be suppliers to the WU Companies and no Material Supplier has reduced materially its business, or adversely modified its relationship, in each case, with the WU Companies on a consolidated basis from the levels achieved during the year ended December 31, 2017. No WU Company has received any written or, to the Company’s Knowledge, oral notice that any Material Supplier intends to cancel or otherwise terminate, decline to renew, or materially and adversely modify its relationship with any WU Company on account of the transactions contemplated by this Agreement. To the Company’s Knowledge, no Material Supplier has filed for bankruptcy or has become insolvent.

4.20 No Brokers. Except for Robert W. Baird & Co. and Duff & Phelps Securities, LLC, no broker, finder or similar agent has been employed by or on behalf of the WU Companies, and no Person with which the WU Companies has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

4.21 Product Warranties. None of the WU Companies has in the past three (3) years made any express or implied warranties or guarantees with respect to the products marketed and/or sold or services rendered by it, other than standard terms and conditions of sale, lease or service in the ordinary course of business. Each product sold or delivered and each service rendered by the WU Companies in the past three (3) years has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties.

4.22 Product Liability. Except as set forth on Schedule 4.22, as of the date hereof, no material Actions are pending, or to Company’s Knowledge, threatened against any WU Company alleging injury to any individual or property alleged to have been caused by, or be the result of, any product manufactured, distributed, marketed or sold by any WU Company in the past three (3) years. No products manufactured, distributed, marketed or sold by any of the WU Companies over the past three (3) years have been the subject of any recall or other similar action, and there are no pending voluntary recalls and no pending or, to the Company’s Knowledge, threatened claims seeking the recall, withdrawal, suspension, or seizure of any such products. Except as set forth on Schedule 4.22, during the past three (3) years, all WU Company products have complied, in all material respects, with applicable specifications, government safety standards and applicable Laws (including the Food and Drug Administration (to the extent applicable)), and have been substantially free, in all material respects, from deficiencies or defects. The WU Companies have obtained all material product registrations and certifications for the manufacture, distribution, marketing and sale of the WU Companies’ products.

4.23 Affiliate Transactions. Except as set forth on Schedule 4.23 and the existing Employee Plan set forth on Schedule 4.11(a), none of the following Persons are a party to any Contract or transaction with any WU Company (each such Contract, an “Affiliate Agreement”) or have any direct interest in any material asset or property used by any WU Company: (a) the Sellers and their respective Affiliates; (b) any director or officer of any Seller or any of their respective controlled Affiliates; and (c) any director or officer of any WU Company.

4.24 Trade. During the past three (3) years, no WU Company has imported merchandise into the United States that has been or is covered by an anti-dumping duty order or countervailing duty order or is subject to or otherwise covered by any pending anti-dumping or countervailing duty investigation that has not been resolved. The WU Companies’ origin declarations with respect to the conduct of its business are (and during the past three (3) years have been) accurate in all material respects. The WU Companies have not received any written, or to the Company’s Knowledge, oral communication with respect to the conduct of its business during the past three (3) years from United States Customs and Border Protection, or its predecessor, the United States Customs Service, that: (a) alleges that any WU Company is not in compliance with any applicable Law; (b) excludes merchandise; or (c) asserts that any WU Company owes additional duties, liquidated damages, penalties, or fees.

4.25 Exports Controls.

(a) Each WU Company is, and for the past three (3) years has been, in compliance, in all material respects, with all applicable export and re-export control Laws, economic sanctions Laws, and all other applicable export control and sanctions Laws in other countries in which the Company and the Subsidiaries conduct business (collectively, “Export Control Laws”).

(b) There are no pending or, to the Company’s Knowledge, threatened Actions against the Company or any Subsidiary alleging a violation of any of the Export Control Laws that are applicable to the WU Companies.

(c) No consents or other export approval from any Governmental Authority is required to be obtained by the Company pursuant to the Export Control Laws in connection with the consummation of the transactions contemplated by this Agreement, other than such consents or approvals which, if not obtained, would result in material liability to the WU Companies, taken as a whole.

4.26 FCPA. Neither the Company nor any Subsidiary, nor any of their respective directors or officers, nor, to the Company’s Knowledge, any of their respective employees, agents, or representatives (in each case acting on behalf of or at the direction of the Company or such Subsidiary) (a) has in the past three (3) years, (directly or indirectly) made, offered, promised, or authorized any payment or provision of money, gift, or anything of value to any Person solely to influence any act, decision or omission, to obtain or retain business, to direct business to, or to secure any improper advantage for, the Company or such Subsidiary, or to encourage a Person to breach the policies of, or a duty of good faith or loyalty owed to, any employer, in all such cases, in material violation of any of the Anti-Corruption Laws, or (b) is or has been a Sanctioned Person for the past three (3) years, and neither the Company nor any Subsidiary has within the past three (3) years transacted any business with any Sanctioned Person in violation of applicable Sanctions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub, jointly and severally, represent and warrant to the Company as of the Effective Date and as of the Closing Date as follows:

5.1 Organization and Standing. Buyer is a Delaware corporation and Merger Sub is a Delaware corporation, in each case, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation. Each of Buyer and Merger Sub is duly qualified to do business, and is in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not reasonably be expected to impair or materially delay Buyer’s or Merger Sub’s ability to perform their respective obligations under this Agreement.

5.2 Authority, Validity and Effect. Each of Buyer and Merger Sub has the requisite power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it in connection herewith, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Buyer and Merger Sub and no other organizational proceedings on the part of Buyer or Merger Sub, as applicable, are necessary for the execution and delivery of this Agreement and such other agreements and documents and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Buyer and Merger Sub and constitutes the legal, valid and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, except as limited by the General Enforceability Exceptions.

5.3 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement by Buyer or Merger Sub, nor the consummation by Buyer or Merger Sub of the transactions contemplated hereby, nor compliance by Buyer or Merger Sub with any of the provisions hereof, will: (i) conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of Buyer or Merger Sub; (ii) require any consent, notice or other action by any Person under, constitute or result in a breach, a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in a violation of, or cause or permit the termination, cancellation, acceleration or other change of any material right or obligation or the loss of any material benefit to which Buyer or Merger Sub is entitled under, any material Contract to which Buyer or Merger Sub is a party; or (iii) violate any Order or Law applicable to Buyer or Merger Sub or any of their respective properties and assets in any material respect.

(b) Except as may be required under the HSR Act and Other Antitrust Laws, no material Consent with respect to any Governmental Authority is required to be obtained by Buyer or Merger Sub, as the case may be, for the consummation by Buyer or Merger Sub of the transactions contemplated by this Agreement that if not obtained would reasonably be expected to impair or materially delay Buyer’s or Merger Sub’s ability to perform their respective obligations under this Agreement.

5.4 Independent Investigation; No Reliance. In connection with its investment decision, Buyer, Merger Sub and/or their respective representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the WU Companies as desired by Buyer and Merger Sub. The consummation of the transactions contemplated hereby by Buyer and Merger Sub are not done in reliance upon any representation or warranty by, or information from, the WU Companies or any of their respective Affiliates, employees or representatives, whether oral or written, express or implied, except for the representations and warranties specifically and expressly set forth in Article IV (as modified by the Schedules) or the certificate to be delivered pursuant to Section 3.2(a), and Buyer and Merger Sub acknowledge that the Company expressly disclaims any other representations and warranties. Such consummation is instead done entirely on the basis of Buyer’s and Merger Sub’s own investigation, analysis, judgment and assessment of the present and potential value and earning power of the WU Companies, as well as those representations and warranties by the Company and the Seller Representative, as applicable, specifically and expressly set forth in Article IV (as modified by the Schedules) or the certificate to be delivered pursuant to Section 3.2(a). Buyer and Merger Sub acknowledge that neither the Company nor the Seller Representative have made any representations or warranties to Buyer or Merger Sub regarding the probable success or profitability of the WU Companies or their respective businesses. Buyer and Merger Sub further acknowledge that none of the Sellers, the Company, the Subsidiaries nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the WU Companies, their respective businesses or the transactions contemplated by this Agreement not specifically and expressly set forth in Article IV (as modified by the Schedules) or the certificate to be delivered pursuant to Section 3.2(a), and none of the Sellers, the WU Companies or any other Person will have or be subject to any liability to Buyer or Merger Sub or any other Person resulting from the distribution to Buyer or Merger Sub or their respective representatives or Buyer’s or Merger Sub’s use of any such information, including any confidential information memoranda distributed on behalf of the WU Companies relating to their respective businesses or other publications or data room (including any electronic or “virtual” data room) information provided or made available to Buyer or Merger Sub or their respective representatives, or any other document or information in any form provided or made available to Buyer or Merger Sub or their respective representatives, including management presentations, in connection with the transactions contemplated hereby.

5.5 Financial Capability.

(a) Commitment Letters.

(i) Buyer has delivered to the Company a true, accurate and complete copy of the fully executed equity commitment letter dated the date hereof, including all amendments, exhibits, attachments, appendices and schedules thereto as of the date hereof (the “Equity Commitment Letter”) from Carlyle U.S. Equity Opportunity Fund II, L.P., a Cayman Islands exempted limited partnership (the “Equity Investor”), relating to the commitment of the Equity Investor, upon the terms and subject to the conditions set forth therein, to provide Buyer with equity financing in the aggregate amount set forth therein (the “Equity Financing”) solely for the purpose of funding the transactions contemplated hereby. The Equity Commitment Letter expressly provides, and will continue to expressly provide, that the Company and each Seller are intended third-party beneficiaries thereof for the purposes set forth therein.

(ii) Buyer has delivered to the Company true, accurate and complete copies of fully executed debt commitment letters dated the date hereof, including all amendments, exhibits, attachments, appendices and schedules thereto as of the date hereof (the “Debt Commitment Letters” and, together with the Equity Commitment Letter, the “Commitment Letters”) from the Lenders, relating to the commitment of the Lenders, upon the terms and subject to the conditions set forth therein, to lend Buyer the amounts set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financings”) solely for the purpose of funding the transactions contemplated hereby; provided that the economic terms in a copy of any fee letter delivered pursuant hereto may be customarily redacted.

(b) RTF Limited Guarantee. Buyer has delivered to the Company a true, accurate and complete copy of a fully executed RTF Limited Guarantee, including all amendments, exhibits, attachments, appendices and schedules thereto as of the date hereof (the “RTF Limited Guarantee”), by the Equity Investor in favor of the Company for the purpose of guaranteeing the due and punctual payment to the Company of the Obligations upon the terms and subject to the conditions set forth therein. The RTF Limited Guarantee is in full force and effect and is a legal, valid, binding and enforceable obligation of the Equity Investor except as enforcement may be limited by the General Enforceability Exceptions.

(c) Deferred Payment Limited Guarantee. Buyer has delivered to the Company a true, accurate and complete copy of a fully executed Deferred Payment Limited Guarantee, including all amendments, exhibits, attachments, appendices and schedules thereto as of the date hereof (the “Deferred Payment Limited Guarantee”), by the Equity Investor and TA Associates in favor of the Seller Representative (on behalf of the Sellers) for the purpose of guaranteeing (on a pro rata basis) the due and punctual payment to the Seller Representative (on behalf of the Sellers) of the Deferred Non-Contingent Payment upon the terms and subject to the conditions set forth therein. The Deferred Payment Limited Guarantee is in full force and effect and is a legal, valid, binding and enforceable obligation of the Equity Investor and TA Associates except as enforcement may be limited by the General Enforceability Exceptions.

(d) Indemnity Agreement. Buyer has delivered to the Company a true, accurate and complete copy of a fully executed indemnity agreement, including all amendments, exhibits, attachments, appendices and schedules thereto as of the date hereof (the “Indemnity Agreement”), by the Equity Investor and TA Associates in favor of the Seller Representative (on behalf of the Sellers) related to the Equity Investor’s and TA Associates’ agreement to indemnify (on a pro rata basis) the Seller Representative (on behalf of the Sellers) for losses incurred or paid as a result of Fraud with respect to the representations and warranties set forth in this Article V or any certificate delivered with respect thereto pursuant to Section 3.3(b)(iv) upon the terms and subject to the conditions set forth therein. The Indemnity Agreement is in full force and effect and is a legal, valid, binding and enforceable obligation of the Equity Investor and TA Associates except as enforcement may be limited by the General Enforceability Exceptions.

(e) Conditions Precedent; Contingencies. Except as expressly set forth in the Commitment Letters, there are no (i) conditions precedent or contingencies to the obligations of the counterparties thereto to provide the full amount of the Financings or (ii) contingencies that would permit the parties thereto to modify the terms and conditions of the Financings in a manner that could reduce the aggregate amount of the Financings or could otherwise adversely affect the conditionality, enforceability or availability of the Financings. Other than the Commitment Letters, there are no other Contracts or other undertakings between any of the providers of the Financings and/or their respective Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, with respect to the Financings (other than a fee letter with the providers of the Debt Financing, a redacted copy of which has been provided to the Company).

(f) Sufficient Funds. Assuming the conditions set forth in Sections 7.2(a) and 7.2(b) are satisfied, the Financings, when funded in accordance with the Commitment Letters, will provide Buyer with acquisition financing on the Closing Date that is sufficient to pay the aggregate consideration payable by Buyer on the Closing Date pursuant to Article II and all costs and expenses required to be paid by Buyer at the Closing.

(g) Validity. As of the date hereof, each of the Commitment Letters (i) is in full force and effect and is a legal, valid, binding and enforceable obligation of Buyer, the Equity Investor and, to the knowledge of Buyer, the Lenders, as applicable, except as enforcement may be limited by General Enforceability Exceptions, and (ii) has not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and, to the knowledge of the Buyer, no amendment or modification thereof is contemplated. Buyer has fully paid, or caused to be paid, any and all commitment fees or other fees in connection with the Commitment Letters that are payable on or prior to the date hereof. As of the date hereof, neither Buyer, nor to the knowledge of Buyer, any other party to any of the Commitment Letters is in default or breach of any of the Commitment Letters. Assuming the conditions set forth in Sections 7.2(a) and 7.2(b) are satisfied, as of the date hereof Buyer has no reason to believe that the Financings will not be available to fund the aggregate consideration payable by Buyer on the Closing Date pursuant to Article II and all costs and expenses required to be paid by Buyer at the Closing.

(h) Obligations Not Conditioned on Financing. In no event will the receipt or availability of any funds or Financings by Buyer or any Affiliate or any other financing be a condition to any of Buyer’s obligations under this Agreement.

5.6 Solvency. After giving effect to the transactions contemplated by this Agreement, the Surviving Corporation: (a) will be solvent; (b) will have adequate capital with which to engage in its business; and (c) will not have incurred and will not plan to incur liabilities beyond its ability to pay as they become absolute and matured, in each case, assuming (i) any estimates or projections of the Company and the Subsidiaries made available to Buyer have been prepared in good faith based on the assumptions that were and continue to be true and correct, (ii) the accuracy of the representations and warranties set forth in Article IV, (iii) the satisfaction of the conditions precedent to Buyer’s and Merger Sub’s obligation to effect the Closing hereunder, and (iv) the WU Companies, taken as a whole, are solvent immediately prior to the Closing. As used in this Section 5.6, the term “solvent” means, with respect to a particular date, that on such date, (A) the sum of the assets, at a fair valuation, of Buyer and Merger Sub (and, after the Merger, the Surviving Corporation and the Subsidiaries) or, for purposes of clause (iv) above, the WU Companies, (in each case on a consolidated basis) will exceed their debts and (B) Buyer and Merger Sub (and, after the Merger, the Surviving Corporation and the Subsidiaries) or, for purposes of clause (iv) above, the WU Companies, (in each case on a consolidated basis) have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts mature.

5.7 Legal Proceedings. There are no Actions pending or, to the knowledge of Buyer or Merger Sub, threatened against or affecting Buyer or Merger Sub that, if adversely decided, would reasonably be expected to impair or materially delay Buyer’s or Merger Sub’s ability to perform their respective obligations under this Agreement.

5.8 No Brokers. No broker, finder or similar agent has been employed by or on behalf of Buyer or Merger Sub, and no Person with which Buyer or Merger Sub has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

5.9 No Prior Activities. Except for this Agreement and obligations or liabilities incurred in connection with its formation or the negotiation and consummation of the transactions contemplated hereby, Merger Sub has not incurred any obligations or liabilities, and Merger Sub has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangement with any Person. Buyer is the record and beneficial owner of all of the issued and outstanding shares of capital stock of Merger Sub.

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1 Interim Operations of the Company. From the Effective Date until the Closing or earlier termination of this Agreement pursuant to Section 8.1, except as set forth on Schedule 6.1 or as expressly required or permitted by this Agreement (including with respect to the Rollover), the Company shall, and shall cause each of the Subsidiaries to, (w) conduct its business and operations in the ordinary course, in all material respects, (x) use commercially reasonable efforts to maintain its assets and properties and to preserve intact its current business organization and relationships with customers, employees, suppliers and others having business dealings with it, (y) maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with past practice, and (z) use commercially reasonable efforts to preserve intact the goodwill and ongoing operations of its business. Without limiting the generality of the foregoing, from the Effective Date until the Closing or earlier termination of this Agreement pursuant to Section 8.1, except as set forth on Schedule 6.1 or as expressly required or permitted by this Agreement, unless Buyer has previously consented thereto in writing (which consent will not be unreasonably withheld, conditioned, or delayed), the Company shall not and shall cause its Subsidiaries to not:

(a) incur any indebtedness for borrowed money or issue any long-term debt securities or assume, guarantee or endorse such obligations of any other Person, except for borrowings made for working capital purposes in the ordinary course of business consistent with past practice under the Credit Facility, obligations under customer contracts, and reasonable and ordinary course advances for travel and other normal and reasonable business expenses to officers and employees, in each case incurred in the ordinary course of business;

(b) except in the ordinary course of business consistent with past practice, (i) acquire, purchase, sell, assign, lease, abandon, transfer or otherwise obtain, or dispose of, any material property or assets; (ii) mortgage, encumber or otherwise subject to any Lien any property or assets, other than Permitted Liens; (iii) expressly cancel any debts owed to or claims held by the Company or the Subsidiaries; (iv) grant any license of any Company Intellectual Property other than licenses granted in the ordinary course of business; or (v) fail to exercise any rights of renewal with respect to any Leased Real Property that by its terms would otherwise expire;

(c) (i) except Contracts made in the ordinary course of business consistent with past practice, enter into any Contract that is or would constitute a Material Contract if entered into on or prior to the Effective Date; or (ii) materially amend, terminate, or fail to renew any Material Contract;

(d) enter into any Contracts with any Affiliates of the Company (other than a Subsidiary);

(e) except to the extent required by Law or any existing Employee Plan set forth on Schedule 4.11(a): (i) establish, enter into, adopt, amend or terminate, or accelerate the time of payment, vesting or funding of any compensation or benefits under, any Employee Plan (including any plan or arrangement that would be an Employee Plan if it was in effect on the date hereof) relating to the compensation, benefits or severance of any current or former Covered Individual; (ii) establish, adopt, enter into or amend any written or oral agreement, memorandum of understanding or other contractual obligation between any WU Company and any labor organization or other authorized employee representative representing individuals who provide services to any WU Company; (iii) increase the compensation payable or to become payable to (A) any Covered Individual earning annual base salary of over $150,000, or (B) any other Covered Individual other than in the ordinary course of business consistent with past practice; or (iv) hire or terminate (other than for “cause”) any individual with annual base salary in excess of $150,000;

(f) implement any employee layoffs that implicate the Worker Adjustment and Retraining Notification Act of 1988 or any similar Law;

(g) make any material change to its accounting methods, principles or practices, except as may be required by GAAP or applicable Law;

(h) other than in accordance with past practice or as required by GAAP, the Code or applicable Law, (i) make any material election relating to Taxes, (ii) settle any material audit, examination or other proceeding by any Taxing Authority, (iii) file any amended Tax Return or file any Tax Return, (iv) surrender any right to claim a Tax refund, (v) consent to or request any extension or waiver of any statute of limitations period relating to Taxes;

(i) make any amendment to its certificate of incorporation, certificate of formation, bylaws or operating agreement (or equivalent organizational documents);

(j) declare, set aside, make or pay any dividends or distributions (in each case, whether in cash, stock, property or otherwise) in respect of the Equity Securities of any WU Company;

(k) issue, sell, grant or otherwise dispose of, or authorize the issuance, sale, grant or other disposition of, any Equity Securities of any WU Company, in each case other than the issuance of shares of Company Stock upon the exercise of Options issued and outstanding as of the Effective Date;

(l) split, combine, redeem or reclassify, or purchase or otherwise acquire any Equity Securities of any WU Company, as applicable, or make any other change with respect to the capital structure of the WU Companies, in each case other than the issuance of shares of Company Stock upon the exercise of Options issued and outstanding as of the Effective Date;

(m) acquire, by merging or consolidating with, by purchasing a substantial equity interest in or substantial portion of the assets of, or otherwise, any other Person;

(n) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company and the Subsidiaries;

(o) settle or compromise any Action, other than an Action that does not involve (i) the imposition of equitable relief against any WU Company and (ii) future payments or obligations in excess of $50,000 with respect to such Action;

(p) make any new capital expenditure commitments in excess of $250,000 in any individual case or in excess of $500,000 in the aggregate;

(q) fail to renew or replace, on commercially reasonable terms, any Company Policies that are canceled or lapse prior to the Closing; or

(r) agree in writing to take any of the actions described in the foregoing clauses of this Section 6.1.

6.2 Reasonable Access; Confidentiality.

(a) From the Effective Date until the Closing or earlier termination of this Agreement pursuant to Section 8.1, and subject to applicable Law, the Company shall give, and shall cause the Subsidiaries to give, Buyer, Merger Sub and their respective representatives, upon reasonable advance notice to the Seller Representative and the Company, reasonable access, during normal business hours, to the assets, properties, books, records and agreements (other than privileged information) and senior management of the WU Companies, and the Company shall, and shall cause the Subsidiaries to, permit Buyer and Merger Sub to make such inspections (but excluding sampling or testing of the Environment or building materials without the Seller Representative’s prior written consent in the Seller Representative’s sole discretion) as Buyer or Merger Sub may reasonably require and to furnish Buyer and Merger Sub during such period with all such information relating to the WU Companies as Buyer or Merger Sub may from time to time reasonably request.

(b) Any information provided to or obtained by Buyer or Merger Sub or their respective representatives pursuant to Section 6.2(a) will be subject to the Confidentiality Agreement, dated September 13, 2018, entered into by Buyer or its Affiliate for the benefit of the Company (the “Confidentiality Agreement”), and must be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement.

(c) Buyer and Merger Sub agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.

6.3 Publicity. Except as may be required to comply with the requirements of any applicable Law or the rules and regulations of any stock exchange or national market system upon which the securities of Buyer are listed, no party hereto will issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby. Prior to the Closing, if requested by any party hereto, the other parties will cooperate in drafting and issuing a joint press release (with mutually agreed upon text) that announces the parties’ entry into this Agreement and the contemplated transaction. Notwithstanding the foregoing, after the Closing, the parties hereto will be entitled to issue any such press release or make any such other public announcement; provided that no such press release or other public announcement shall state the amount of any consideration payable or paid (including the “multiple” or other financial metric used to determine such consideration) in accordance with the terms of this Agreement or any other material terms set forth in this Agreement, in each case, without the prior written consent of Buyer and the Seller Representative. Nothing in this Section 6.3 will be deemed to prohibit any party hereto or any Affiliate thereof that is a private equity or other investment fund from making customary non-public disclosures regarding the material terms of this Agreement relating to the pre-Closing operations of the WU Companies as well as purchase price (including cash on cash returns and internal rates of return) to its investors or prospective investors.

6.4 Records. Subject to Article X, with respect to the financial books and records and minute books of the Company and the Subsidiaries relating to matters on or prior to the Closing Date: (a) for a period of seven (7) years after the Closing Date, Buyer shall not cause or permit their destruction or disposal without first offering to surrender them to the Seller Representative; and (b) where there is a legitimate purpose, including an audit, assessment or reassessment of any Seller by the IRS or any other Taxing Authority or an Action involving a Seller or the Seller Representative or a claim or dispute relating to this Agreement, Buyer shall allow the Seller Representative and its representatives reasonable access to such books and records on reasonable notice during regular business hours, in each case, at such Seller’s or the Seller Representative’s sole cost, as the case may be.

6.5 Indemnification.

(a) For six (6) years after the Closing Date, Buyer shall, or shall cause the Surviving Corporation to, indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, managers, officers and employees of the WU Companies to the same extent such Persons are indemnified or have the right to advancement of expenses as of the Effective Date by the WU Companies pursuant to the WU Companies’ certificates of incorporation, certificates of formation, bylaws and operating agreements or similar organizational documents, and indemnification agreements, if any, in existence on the Effective Date with, or for the benefit of, any such directors, managers, officers and employees for acts or omissions occurring on or prior to the Closing Date and, in each case, provided or made available to Buyer prior to the Effective Date.

(b) At the Effective Time, Buyer shall at its sole expense, purchase and maintain in effect for a period of six (6) years thereafter, non-cancellable “run-off” insurance policies (the “Tail Policies”) providing directors’ and officers’ liability insurance coverage for the benefit of the Persons who are covered by the WU Companies’ insurance policies in effect as of the date of this Agreement that provide coverage for directors, officers, and organizational liability, employment practices liability, fiduciary liability and crime (collectively, the “Existing Policies”), in each case, solely with respect to matters occurring prior to the Effective Time. The Tail Policies shall (i) be in a form reasonably acceptable to the Seller Representative, (ii) be on terms substantially comparable in all material respects to the Existing Policies, and (iii) contain minimum aggregate limits of liability for directors, managers and officers and corporate liability insurance coverage for directors, managers and officers of the WU Companies with the amount of coverage at least equal to that of the Existing Policies; provided that the Surviving Corporation may substitute thereof policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.

(c) Notwithstanding any other provisions hereof, the obligations of Buyer and the Surviving Corporation contained in this Section 6.5 shall be binding upon the successors and assigns of Buyer and the Surviving Corporation. In the event Buyer or the Surviving Corporation, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 6.5.

(d) Notwithstanding Section 11.4, the provisions of this Section 6.5 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise.

6.6 Reasonable Best Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, the Company, Buyer and Merger Sub agree to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and to obtain satisfaction of the conditions precedent to the consummation of the transactions contemplated hereby, including: (a) obtaining all of the necessary Consents and clearances from Governmental Authorities and the making of all filings; (b) the defending of any Actions, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

6.7 HSR; Other Antitrust Laws.

(a) The Company, Buyer and Merger Sub shall, as promptly as practicable, but in no event later than one (1) Business Day following the execution and delivery of this Agreement, submit all filings, reports, information and documentation or, where necessary, commence pre-notification procedures, required under (i) the HSR Act and (ii) any other Laws, including the EUMR, relating to antitrust and competition applicable to any WU Company or Buyer (collectively, the “Other Antitrust Laws”), and thereafter provide any supplemental information requested in connection therewith. All such filings, reports, information and documentation will be in substantial compliance with the requirements of the HSR Act and the Other Antitrust Laws. The Company, on the one hand, and Buyer and Merger Sub, on the other hand, shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and the Other Antitrust Laws. The Company, Buyer and Merger Sub shall request early termination of the applicable waiting period under the HSR Act. The Company, on the one hand, and Buyer and Merger Sub, on the other hand, shall promptly inform the other party of any material communication received by such party from any Governmental Authority in respect of such filings, reports, information and documentation. Each of the Company, Buyer and Merger Sub shall: (A) use its respective commercially reasonable efforts to comply as expeditiously as possible with all requests of any Governmental Authority for additional information and documents, including information or documents requested under the HSR Act and any Other Antitrust Laws; (B) not (1) extend any waiting period under the HSR Act and any Other Antitrust Laws or (2) enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except, in each case, with the prior consent of the other parties; and (C) cooperate with the other and use commercially reasonable efforts to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer and Merger Sub shall propose, negotiate and cooperate with the Company to effect prior to the Closing Date, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of itself or the Subsidiaries (or otherwise take any action that limits the freedom of action with respect to, or its ability to retain, any of its businesses, product lines, or assets or those of the Company or the Subsidiaries) as may be required in order to avoid the entry of, or to effect the dissolution of, any Order (whether temporary, preliminary or permanent), which would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated hereby.

(b) Buyer shall pay all filing fees under the HSR Act, all Other Antitrust Laws and under any such other Laws applicable to Buyer.

6.8 Company Stockholder Approval.

(a) For the purpose of seeking the Company Stockholder Approval, promptly following the execution and delivery of this Agreement, the Company will take all action necessary (including preparing and distributing to holders of Company Stock holding at least the number and class of shares of Company Stock sufficient to provide the Company Stockholder Approval) in accordance with the DGCL and the Certificate of Incorporation, the Company’s bylaws, the

Stockholders Agreement and the Investor Rights Agreement to obtain consent of the requisite Stockholders, by written action in lieu of a meeting. The Company shall use its reasonable best efforts to cause such Stockholders to execute the Company Stockholder Approval, and the Company shall deliver such executed Company Stockholder Approval to Buyer and Merger Sub promptly (but in no event later than two (2) Business Days) following the execution and delivery of this Agreement.

(b) As promptly as practicable following the receipt by the Company of the Company Stockholder Approval, the Company shall, in accordance with applicable Law, including Sections 228 and 262 of the DGCL, and the Company’s organizational documents (including the Stockholders Agreement and Investors Rights Agreement), promptly send an information statement (the “Information Statement”) to each Stockholder that has not theretofore executed the Company Stockholder Approval (i) notifying him, her or it that (A) action has been taken by less than unanimous written consent of the Stockholders, (B) this Agreement was duly adopted and (C) appraisal rights are available pursuant to Section 262 of the DGCL and (ii) seeking a waiver of such appraisal rights from such Stockholder.

6.9 Financing Cooperation.

(a) Although Buyer acknowledges and agrees that obtaining the Financing is not a condition to the Closing, prior to the Closing the Company shall, and shall use reasonable best efforts to cause each other WU Company to, use reasonable best efforts to provide such cooperation as is reasonably requested by Buyer upon reasonable prior notice in connection with the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Subsidiaries), at Buyer’s sole expense, including to the extent reasonably requested by Buyer, use reasonable best efforts to (i) participate at reasonable times in a reasonable number of meetings, conference calls, lender presentations and due diligence sessions with providers or potential providers of the Debt Financing, (ii) reasonably assist Buyer in the preparation of definitive financing documents and other materials reasonably and customarily requested to be used in connection with obtaining the Debt Financing, (iii) provide reasonably promptly to Buyer and its financing sources such financial and other information regarding such WU Company that is readily available or within such WU Company’s possession and customary for financing of the type similar to the Debt Financing, in each case, as is reasonably requested in connection with the Debt Financing, provided that such financing sources are party or otherwise subject to a confidentiality agreement with such WU Company, (iv) execute and deliver reasonable and customary certificates, management representation letters and other documentation required by the applicable financing sources of the Debt Financing and the definitive documentation related to the Debt Financing, subject to the occurrence of the Closing, (v) use reasonable best efforts to cooperate in satisfying the conditions precedent set forth in any definitive documentation relating the Debt Financing, (vi) deliver possessory collateral (such as certificated equity and promissory notes) within its possession to the applicable financing sources of the Debt Financing (subject to the occurrence of the Closing), and otherwise facilitate the pledge of collateral for the Debt Financing upon the consummation of the Closing, and (vii) take all reasonably requested formal corporate actions, subject to the occurrence of the Closing.

(b) Notwithstanding anything to the contrary in this Agreement, no WU Company or any officer or employee of any WU Company, shall be required to (i) provide or prepare, and Buyer shall be solely responsible for, the preparation of pro forma financial information, including pro forma costs savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financing information, (ii) pay any commitment or other similar fee, (iii) provide Regulation S-X compliant financial statements, (iv) approve any document or other matter related to the financing or incur any liability of any kind (or cause their representatives to incur any liability of any kind) prior to the Closing, (v) enter into any agreement or commitment in connection with the Debt Financing (or the Alternative Financing, as applicable) which would be effective prior to the Closing or provide any certification or opinion of any WU Company which would be effective prior to the Closing, (vi) provide any certificate, comfort letter or opinion of any of its representatives, (vii) provide access to or disclose any information to Buyer or its representatives to the extent such disclosure would jeopardize the attorney-client privilege, attorney work product protections or similar protections or violate any applicable Law or Contract, or (viii) take any action that would (A) unreasonably interfere with the day-to-day operations of such WU Company, (B) cause any representation, warranty, covenant or agreement in this Agreement to be breached, (C) cause any WU Company or any director, manager, officer or employee of any WU Company to incur any personal liability, (D) conflict with the organizational documents of any WU Company or any Law, (E) result in the contravention of, a violation or breach of, or a default under, any Material Contract, (F) change any fiscal period, or (G) authorize any corporate action prior to the Closing.

(c) Notwithstanding anything to the contrary contained herein, the WU Companies will be deemed to be in compliance with this Section 6.9 for all purposes hereunder, and Buyer shall not allege that any WU Company is or has not been in compliance with this Section 6.9 for any purpose hereunder, unless (i) Buyer provides prompt written notice of the alleged failure to comply, specifying in reasonable detail specific steps to cure such alleged failure in a commercially reasonable and practical manner consistent with this Section 6.9, which failure to comply has not been cured at least three (3) Business Days prior to the Termination Date and (ii) such failure to comply was a result of the willful misconduct or gross negligence by the WU Companies and the principal cause of the failure of the Debt Financing to be obtained on or before the Termination Date.

(d) Buyer shall indemnify and hold harmless the WU Companies, the Sellers and their respective Affiliates from and against all losses suffered or incurred by any of them in connection with the obligations under this Section 6.9, except to the extent such losses are suffered or incurred as a result of any such person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable order. Buyer shall promptly, upon request by the Company, reimburse any WU Company for all reasonable, documented out-of-pocket costs and expenses incurred by such WU Company in connection with the cooperation contemplated by this Section 6.9.

6.10 Financing.

(a) Buyer shall use its best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Debt Financing at the Closing (taking into account the timing of the Marketing Period) on the terms and conditions set forth in the Debt Commitment Letters, including using its best efforts to: (i) comply with and maintain the Debt Commitment Letters in effect, (ii) negotiate and enter into definitive agreements with respect thereto, (iii) comply with and perform the obligations applicable to it pursuant to such Debt Commitment Letters, (iv) draw down on and consummate the Debt Financing if the conditions to the availability of the Debt Financing have been satisfied or waived, including using its best efforts to enforce its rights under the Debt Commitment Letters and cause the Lenders to fund the Debt Financing at the Closing, and (v) satisfy on a timely basis all conditions applicable to it in such definitive agreements that are within its control. If any portion of the Debt Financing expires or terminates or otherwise becomes unavailable, Buyer shall provide the Company with prompt (but in any event, within one (1) Business Day) notice and use its best efforts to arrange for and obtain as promptly as practicable following the occurrence of any such event alternative debt financing (the “Alternative Financing”) in an amount sufficient to consummate the transactions contemplated hereby and perform all of its obligations hereunder on terms and conditions that are not materially less favorable or more onerous (including imposition of new conditions or expansion of existing conditions), in the aggregate, than those set forth in the Debt Commitment Letters (including flex terms), it being understood that if Buyer proceeds with any Alternative Financing, Buyer shall be subject to the same obligations with respect to such Alternative Financing as set forth in this Agreement with respect to the Debt Financing.

(b) Buyer shall take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to obtain the Equity Financing on the terms and conditions set forth in the Equity Commitment Letter, including to (i) maintain the Equity Commitment Letter in effect, (ii) negotiate and enter into definitive agreements with respect thereto, (iii) comply with and perform the obligations applicable to it pursuant to the Equity Commitment Letter, (iv) draw down on and consummate the Equity Financing, including enforcing its rights under the Equity Commitment Letter and causing the Equity Investor to fund the Equity Financing substantially simultaneously with the funding of the Debt Financing, in each case, at the Closing, and (v) satisfy on a timely basis all conditions applicable to it in such definitive agreements that are within its control.

(c) Buyer shall not replace, amend or waive any Commitment Letter or terminate, withdraw or rescind any Commitment Letter or any provision thereof without the Company’s prior written consent if such replacement, amendment or waiver would, or would reasonably be expected to, when taken together with any other amendments, modifications, or waivers: (i) delay or prevent the Closing, (ii) make the funding of any of the Financings (or satisfaction of the conditions to obtaining any of the Financings) less likely to occur, (iii) adversely impact the ability of Buyer to enforce its rights against the other parties to the Commitment Letters or the definitive agreements with respect thereto, the ability of Buyer to consummate the transactions contemplated by this Agreement to be consummated at the Closing or the likelihood of the consummation of such transactions to be consummated at the Closing, (iv) reduce (or would reasonably be expected to have the effect of reducing) the aggregate amount of any of the Financings (including by changing the amount of fees to be paid or original issue discount of the Debt Financing unless the Equity Financing is increased by a corresponding amount), or (v) impose new conditions or adversely expand, amend or modify any of the existing conditions to the receipt of any of the Financings, or otherwise add, expand, amend or modify any other provision of the Commitment Letters, in a manner that would reasonably be expected to delay or prevent the funding of any of the Financings (or satisfaction of the conditions to any of the Financings) at the Closing. Upon any permitted amendment, supplement, modification or replacement of any Commitment Letter (including with respect to any Alternative Financing) in accordance with this Section 6.10, the term “Commitment Letters” will mean the Commitment Letters as so amended, supplemented, modified or replaced, and references to “Financing Sources”, “Financings”, “Equity Financing”, “Debt Financing”, “Lender” and/or “Alternative Financing” will include the financing contemplated by the Commitment Letters as so amended, supplemented, modified or replaced and promptly (but in any event, within two (2) Business Days) deliver copies thereof to the Company.

(d) Buyer shall provide the Company prompt (but in any event, within two (2) Business Days) notice (i) upon becoming aware of any material breach, default, repudiation, cancellation or termination (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach, default, repudiation, cancellation or termination) by any party to any Commitment Letter or such other agreements or documents (including any definitive agreements) relating to the Financings or any termination of any Commitment Letters or such other agreements or documents (including any definitive agreements) relating to the Financings, (ii) upon receipt by Buyer or any of its Affiliates or representatives of any written notice or other written communication of any such material breach, default, repudiation, cancellation or termination, (iii) of any material dispute or disagreement between or among the parties to any of the Commitment Letters or the definitive documents related to the Financings with respect to the obligation to fund any of the Financings or the amount of the Financings to be funded at the Closing, and (iv) if for any reason Buyer believes in good faith that it will not be able to obtain all or any portion of the Financings on the terms, in the manner or from the sources contemplated by the Commitment Letters or the definitive documents related to the Financings in any manner which impairs, delays or prevents the consummation of the transactions contemplated by this Agreement. As soon as reasonably practicable, but in any event within two (2) Business Days after the date the Company delivers Buyer a written request, Buyer shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. In addition, Buyer shall, upon reasonable request of the Company, keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to finalize the Financings and provide to the Company copies of all definitive documents related to the Financings.

6.11 COBRA. The WU Companies shall have the sole responsibility for “continuation coverage” benefits provided after the Closing for all employees of the WU Companies and “qualified beneficiaries” of such employees for whom a “qualifying event” occurs before, on or after the Closing. The terms “continuation coverage,” “qualified beneficiaries” and “qualifying event” shall have the meanings ascribed to them under Section 4980B of the Code and Sections 601-608 of ERISA.

6.12 Exclusivity. Other than with respect to Buyer and its Affiliates and representatives, each WU Company, each Seller and the Seller Representative agree that from the Effective Date until the Closing or earlier termination of this Agreement pursuant to Section 8.1, such Person shall not, and shall cause its controlled Affiliates not to, directly or indirectly, (a) knowingly solicit, initiate, or knowingly facilitate or encourage the submission of any Acquisition Proposal, (b) participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or take any other action knowingly to facilitate or encourage any inquiries or the making of any proposal that constitutes, or could be expected to lead to, any Acquisition Proposal, or (c) enter into any agreement with respect to any Acquisition Proposal. Without limiting the generality of the foregoing, each WU Company, each Seller and the Seller Representative shall, and shall cause its controlled Affiliates to, immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any other Person, conducted prior to the date hereof with respect to any Acquisition Proposal (except to provide notice of the existence of these provisions). The Company shall promptly notify Buyer after receipt of any Acquisition Proposal received after the Effective Date, including the material terms and conditions of any such Acquisition Proposal. For purposes of this Section 6.12, “Acquisition Proposal” means any offer or proposal for, or indication of interest in, a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving any WU Company, any purchase of at least fifty percent (50%) of the assets of the WU Companies, taken as a whole, or any capital stock of any WU Company, in each case, other than the transactions contemplated by this Agreement or any agreements or documents executed and delivered in connection herewith.

6.13 Section 280G. The Seller Representative shall, and shall cause the Company to, use its commercially reasonable efforts as soon as practicable after the date hereof (but in no event later than the second Business Day immediately prior to the Closing Date) to obtain from each Person who is a “disqualified individual” for purposes of Section 280G of the Code and to whom any payment or benefit is required or proposed to be made pursuant to an Employee Plan then in effect (or pursuant to a compensation plan or arrangement of any WU Company that will be in effect as of the Closing Date, but only if Buyer provides a copy of such plan or arrangement to the Company, and any related information reasonably requested by the Company, at least seven (7) Business Days prior to the Closing Date) that could constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code and the regulations promulgated thereunder) a written agreement waiving such Person’s right to receive some or all of such payments and/or benefits (with respect to such Persons who elect to waive, collectively, the “Waived Benefits”) so that all remaining payments and/or benefits to be paid or provided to such Person shall not be deemed to be a parachute payment that would not be deductible under Section 280G of the Code, and to accept in substitution the right to receive the Waived Benefits only if approved by the stockholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code. Each such waiver will identify the specific Waived Benefit and will provide that if such stockholder approval is not obtained, such Waived Benefit will not be made and/or provided and such Persons will have no right or entitlement with respect thereto. As soon as practicable thereafter, but in any event prior to the Closing Date, the Seller Representative shall cause the Company to seek stockholder approval with respect to those Persons who have waived in a manner that complies with Section 280G(b)(5)(B) of the Code of all such Waived Benefits. The analysis under Section 280G of the Code and the form of each such waiver, the stockholder consent and the disclosure will be provided to Buyer for Buyer’s advance review, and the Company will consider in good faith all changes thereto reasonably proposed by Buyer. The Company shall not pay or provide any of the Waived Benefits if such Waived Benefits are not approved by the Company’s stockholders as contemplated above. Prior to the Closing Date, the Company shall deliver to Buyer evidence satisfactory to Buyer that (a) a vote of the Company’s stockholders was received in conformance with Section 280G of the Code and the regulations thereunder, or (b) such requisite Company Stockholder approval has not been obtained with respect to the Waived Benefits, and, as a consequence, the Waived Benefits have not been and shall not be made or provided.

6.14 Subrogation. If Buyer obtains a representation and warranty insurance policy with respect to the transactions contemplated by this Agreement, Buyer (a) shall ensure that included in such policy are provisions stating that (i) the insurer has no subrogation rights and will not pursue any claim against any Seller, except for claims related to Fraud, and (ii) the Sellers are third-party beneficiaries of the insurer’s promise not to pursue any such claims, and (b) shall not modify or amend the limitations on subrogation against any Seller in such policy.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a) The representations and warranties of Buyer and Merger Sub set forth in Article V must be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case, as of such date), except, in each case, where the failure of such representations and warranties to be so true and correct would not materially and adversely affect the ability of Buyer or Merger Sub to consummate the transactions contemplated by this Agreement.

(b) Each of Buyer and Merger Sub must have performed and complied with, in all material respects, all agreements, covenants and obligations required to be performed or complied with by Buyer or Merger Sub, as applicable, under this Agreement at or prior to the Closing.

(c) The waiting period (including any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act will have expired or been terminated, and all required filings will have been completed under the EUMR and the necessary approvals, clearances or consents under the EUMR will have been procured.

(d) Each of Buyer and Merger Sub must have delivered or caused to be delivered the items required by Section 3.3.

(e) None of the parties hereto will be subject to any Order of a court of competent jurisdiction that prevents, makes illegal or prohibits the consummation of the transactions contemplated by this Agreement.

(f) No Governmental Authority shall have enacted, issued or promulgated any Law that is in effect which prevents, makes illegal or prohibits the consummation of the transactions contemplated by this Agreement.

7.2 Conditions to Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a) The representations and warranties of the Company set forth in Article IV (other than the Fundamental Representations) will be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case, as of such date), except, in each case, where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on the Company. The Fundamental Representations will be true and correct in all respects (other than de minimis exceptions) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case, as of such date).

(b) The Company must have performed and complied with in all material respects all agreements, covenants and obligations required to be performed or complied with by the Company under this Agreement at or prior to the Closing.

(c) There shall not have occurred any Material Adverse Effect since the Effective Date.

(d) The Company must have delivered or caused to be delivered to Buyer the items required by Sections 3.2.

(e) All Affiliate Agreements set forth on Schedule 7.2(e) shall have been terminated, in each case, in all respects and without any further liability or obligation (including obligations that expressly survive the termination thereof) of the Company or any of the Subsidiaries.

(f) The waiting period (including any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act will have expired or been terminated, and all required filings will have been completed under the EUMR and the necessary approvals, clearances or consents under the EUMR will have been procured.

(g) None of the parties hereto will be subject to any Order of a court of competent jurisdiction that prevents, makes illegal or prohibits the consummation of the transactions contemplated by this Agreement.

(h) No Governmental Authority shall have enacted, issued or promulgated any Law that is in effect which prevents, makes illegal or prohibits the consummation of the transactions contemplated by this Agreement.

(i) The Company will have delivered to Buyer written consents or waivers of appraisal rights by Stockholders that hold in the aggregate such number of Shares equal to 95% or more of the Shares.

(j) The Company will have delivered to Buyer written consent by 705 Tri-State Venture, LLC with respect to the Lease, dated as of May 24, 2013, as amended, for the leased real property located at 705 Tri-State Parkway, Gurnee, Illinois 60031.

7.3 Frustration of Closing Conditions. No party hereto may rely as a basis for not consummating the transactions contemplated by this Agreement on the failure of any condition set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to comply with its obligations to consummate the transactions contemplated by this Agreement as required by and subject to Section 6.6.

ARTICLE VIII

TERMINATION OF AGREEMENT

8.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Effective Time:

(a) by the mutual written consent of Buyer and the Company;

(b) by Buyer or the Company, upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or prior to the four-month anniversary of the Effective Date or such later date, if any, as Buyer and the Company agree upon in writing (the “Termination Date”); provided, however, that: (i) the right to terminate this Agreement pursuant to this Section 8.1(b) is not available to any party hereto whose failure to perform any of their respective covenants or agreements or breach of any provision of this Agreement is the principal cause of the failure of the transactions contemplated by this Agreement to be consummated by such time; (ii) any termination of this Agreement by Buyer pursuant to this Section 8.1(b) will be deemed a termination of this Agreement pursuant to Section 8.1(f) if, at the time of such termination, the Company was entitled to terminate this Agreement pursuant to Section 8.1(f); and (iii) the right to terminate this Agreement pursuant to this Section 8.1(b) is not available to Buyer if, at the time of such proposed termination, the Company has the right to seek specific performance of Buyer’s obligations to cause the Equity Financing to be funded and to consummate the transactions contemplated by this Agreement (including to effect the Closing) in accordance with Section 9.2;

(c) by Buyer or the Company, upon written notice to the other party, if a Governmental Authority of competent jurisdiction has enacted, issued or promulgated any Law or Order or taken any action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and, with respect to any Order, such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) is not available to any party hereto whose failure to perform any of their respective covenants or agreements or breach of any provision of this Agreement is the principal cause of such Law or Order or other action or such party is not otherwise in material compliance with its obligations under Section 6.6;

(d) by the Company if: (i) Buyer or Merger Sub has breached or failed to perform any of their covenants or other agreements contained in this Agreement to be complied with by them such that the closing condition set forth in Section 7.1(b) would not be satisfied; or (ii) there exists a breach of any representation or warranty of Buyer or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.1(a) would not be satisfied, and, in the case of clauses (i) and (ii) of this Section 8.1(d), such breach or failure to perform is not cured within thirty (30) days after receipt of written notice thereof or is incapable of being cured by Buyer or Merger Sub, as applicable, by the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) is not available to the Company if the Company’s failure to perform any of its covenants or agreements or breach of any provision of this Agreement causes the conditions set forth in Section 7.2(a) and Section 7.2(b) to not be satisfied;

(e) by Buyer if: (i) the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 7.2(b) would not be satisfied; or (ii) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied, and, in the case of clauses (i) and (ii) of this Section 8.1(e), such breach or failure to perform is not cured within thirty (30) days after receipt of written notice thereof or is incapable of being cured by the Company, by the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(e) is not available to Buyer if Buyer’s failure to perform any of its covenants or agreements or breach of any provision of this Agreement causes the conditions set forth in Section 7.1(a) and Section 7.1(b) to not be satisfied;

(f) by the Company if: (i) all of the conditions set forth in Section 7.2 have been and continue to be satisfied through the time of termination of this Agreement (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, which conditions are, at the time of termination of this Agreement, capable of being satisfied if the Closing were to occur at such time, or which are incapable of being satisfied as a result of a breach of this Agreement by Buyer or Merger Sub); (ii) the Company has confirmed in writing to Buyer after the end of the Marketing Period that all of the conditions set forth in Section 7.2 have been and continue to be satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, which conditions are, at the time of termination of this Agreement, capable of being satisfied if the Closing were to occur at such time, or which are incapable of being satisfied as a result of a breach of this Agreement by Buyer or Merger Sub); (iii) the Company is prepared to consummate the Closing; and (iv) Buyer or Merger Sub fails to consummate the Closing in accordance with the terms hereof within three (3) Business Days following the date of delivery of the notice contemplated by clause (ii) of this Section 8.1(f); provided that, for the purpose of clarity, during such three (3) Business Day period, no party hereto will be entitled to terminate this Agreement pursuant to Section 8.1(b); or

(g) by Buyer if the Company Stockholder Approval is not delivered to Buyer within two (2) Business Days following the Effective Date.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement pursuant to Section 8.1 by either Buyer or the Company, this Agreement will become void and have no effect, without any liability or obligation on the part of Buyer, Merger Sub, the Company, the Sellers or the Seller Representative, other than the provisions of Section 6.2(b), Section 6.3, this Section 8.2 (including the obligation to pay the Obligations), Section 9.2 and Article XI, which will survive any termination of this Agreement; provided, however, that nothing herein will relieve the Company from any liability for any willful and material pre-termination breach by such party of its covenants or agreements set forth in this Agreement. In the event of termination of this Agreement, and regardless of the reason for the termination, the Confidentiality Agreement, the Indemnity Agreement and the RTF Limited Guarantee will continue in full force and effect in accordance with their respective terms and any such termination will not amend, modify, release, waive or otherwise limit any rights or obligations under such agreements.

(b) In the event that this Agreement is terminated by (i) the Company pursuant to Section 8.1(d) or Section 8.1(f) or (ii) the Company pursuant to Section 8.1(b) or Section 8.1(c) if in the case of this clause (ii), at the time of such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(d) (determined without regard to any applicable cure period otherwise available thereunder) or Section 8.1(f), then, in each case of clauses (i) and (ii) of this Section 8.2(b), Buyer shall pay, or cause to be paid, to the Company a termination fee (the “Termination Fee”) in an aggregate amount equal to either (A) eight percent (8%) of the Enterprise Value if the Closing does not occur primarily as a result of Buyer’s Willful Breach or (B) six percent (6%) of the Enterprise Value in all other cases, in each case, without offset or deduction of any kind, within five (5) Business Days following such termination by wire transfer of immediately available funds to accounts specified by the Company in writing on the date of such termination to Buyer. If Buyer fails to timely pay, or cause to be paid, the Termination Fee when due pursuant to this Section 8.2(b), then in addition to the Termination Fee, Buyer will pay, or cause to be paid, to the Company its reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with the pursuit of the payment of the Termination Fee, together with interest on the Termination Fee at the rate of six percent (6%) per annum compounding quarterly from the date such payment was required to be made through the date such payment is actually received (collectively, such reasonable costs and expenses and accrued interest, the “Company Recovery Costs”). Solely for purposes of establishing the basis for the amount thereof, it is agreed that the Termination Fee is liquidated damages, and not a penalty, and the payment of the Termination Fee in the circumstances specified herein is supported by due and sufficient consideration (including the fact that the Sellers would not be entitled to receive the Purchase Price or any other consideration and would suffer other losses of an incalculable nature and amount, in each case, due to the failure of the transactions contemplated hereby to be consummated in accordance with the terms of this Agreement).

(c) Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that, from and after a valid termination of this Agreement by the Company in accordance with (i) Section 8.1(d) or Section 8.1(f) or (ii) Section 8.1(b) or Section 8.1(c) if in the case of this clause (ii), at the time of such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(d) or Section 8.1(f), including following any breach or failure to perform by Buyer, whether willfully, intentionally, unintentionally or otherwise, the rights, if applicable, of the Company to receive from Buyer (i) the Termination Fee, (ii) the Company Recovery Costs and (iii) all obligations under Section 6.9(d) (clauses (i), (ii) and (iii) are collectively, the “Obligations”), if such Obligations are payable and are actually indefeasibly paid in full to the Company, then such Obligations will be the sole and exclusive remedy of the WU Companies, the Sellers and any of their respective shareholders, directors, officers and Affiliates against Buyer, its shareholders, and any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, controlling person, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, Buyer, including the Financing Sources, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, controlling person, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (the foregoing, the “Buyer Related Parties”), in each case, relating to or arising out of this Agreement. Buyer and the Buyer Related Parties will not have any liability or obligation to the Company (or any other Person) relating to or arising out of this Agreement or any agreements or documents to be executed and delivered in connection herewith or the transactions contemplated hereby or thereby upon payment in full of the Obligations, and the payments made, or caused to be made, by Buyer pursuant to this Section 8.2(c) shall in no event exceed the Obligations. Notwithstanding anything herein to the contrary, this Section 8.2(c) shall not limit the right of the Company to recover for claims related to Fraud or the amount of damages that the Company would be entitled to claim and receive pursuant to such claims. For the avoidance of doubt, this Section 8.2(c) shall not limit the right of the parties hereto to specific performance of this Agreement pursuant to Section 9.2 prior to the termination of this Agreement in accordance with its terms; provided that in no event will any party hereto be entitled to specific performance of this Agreement at any time after the payment in full of the Obligations in accordance with the terms of this Agreement. Notwithstanding anything herein to the contrary, except in the case of Fraud, in the event that this Agreement is terminated, the maximum aggregate liability of the Buyer Related Parties for monetary damage under this Agreement shall be limited to an amount equal to the Obligations.

ARTICLE IX

REMEDIES

9.1 Remedies.

(a) Notwithstanding anything to the contrary in this Agreement, none of the representations, warranties, covenants or agreements contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto) will survive the Closing, and none of Buyer, Merger Sub, the WU Companies, the Sellers, the Seller Representative nor any of their respective Affiliates, nor any of their respective successors and permitted assigns, heirs, officers, employees, directors, managers, members, partners, stockholders or representatives, will have any liability whatsoever with respect to any such representations, warranties, covenants or agreements, except that any covenant or agreement contained in this Agreement that by its terms is required to be performed in whole or in part after the Closing will survive the Closing to the extent so required to be performed after the Closing, and nothing in this Agreement shall limit the liability of any Person in the event of Fraud or limit the right of any of the parties hereto to recover for claims related to Fraud (collectively, the “Non-Released Claims”). Except for the Non-Released Claims, from and after the Closing, Buyer shall not, and shall cause the Buyer Related Parties not to, bring any Action related to this Agreement. In furtherance of the foregoing and except with respect to the Non-Released Claims, Buyer, for itself and for each Buyer Related Party, hereby expressly waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any of the Sellers, their respective Affiliates and each of their and their respective Affiliates’ directors, managers, members, partners, stockholders, officers and employees relating (directly or indirectly) to the subject matter of this Agreement arising under or based upon any federal, state, local or foreign statute, Law or ordinance or otherwise, including any rights, claims or causes of action with respect to any environmental, health or safety matters (including all matters arising under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §601 et seq. and other Environmental Laws).

(b) Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith (other than the Letters of Transmittal and the Option Surrender Certificates), no Person other than the parties hereto have any liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder, and that, notwithstanding that any of the Sellers or their respective managing members or general partners may be partnerships or limited liability companies, Buyer and Merger Sub do not have any right of recovery under this Agreement, or any claim based on such liabilities, obligations, commitments against, and no personal liability will attach to, any former, current or future controlling Persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any of the Sellers or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing (collectively, but not including the Company, each a “Non-Recourse Party”), through the Company, the Subsidiaries or otherwise, whether by or through attempted piercing of the corporate veil, by or through any Action by or on behalf of the Company, the Subsidiaries or otherwise against any Non-Recourse Party, in each case, by enforcement of any assessment, any legal or equitable proceeding, virtue of any Law or otherwise. It is further acknowledged and agreed that no Financing Source shall have any liability for any claims or damages to the Company or any of its Affiliates in connection with this Agreement, the Debt Financing, the Debt Commitment Letters or the transactions contemplated hereby or thereby.

9.2 Specific Performance.

(a) Each party’s obligations under this Agreement are unique. If any party hereto should not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions under this Agreement, the parties hereto each acknowledge that irreparable harm for which monetary relief or damages, even if available, may not be an adequate remedy would occur; accordingly, notwithstanding anything to the contrary contained herein (including Section 8.2), prior to the valid termination of this Agreement in accordance with Section 8.1, the non-breaching party or parties, as the case may be, in addition to any other available rights or remedies they may have under the terms of this Agreement, are entitled to specific performance or to obtain an injunction or injunctions or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 11.11, and each party hereto expressly waives the defense that a remedy in damages will be adequate. The parties hereto further acknowledge and agree that the right to specific enforcement (as set forth herein) is an integral part of the transactions contemplated by this Agreement and without that right none of the parties hereto would have entered into this Agreement and that no party acting pursuant to this Section 9.2(a) shall be required to provide any bond or other security in connection with any order or injunction to the extent obtained.

(b) Notwithstanding the foregoing, the Company will be entitled to specific performance of Buyer’s obligations to cause the Equity Financing to be funded and to consummate the Closing solely in the event that (i) the conditions in Section 7.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing) at the time when the Closing would have been required to occur but for the failure of the Equity Financing to be funded, (ii) the Debt Financing (or the Alternative Financing, as applicable) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing and (iii) the Company has confirmed in writing that if the Equity Financing and the Debt Financing are funded, then it would take such actions that are within its control to cause the Closing to occur. For the avoidance of doubt, while the Company may pursue both the payment of the Termination Fee and a grant of specific performance to cause the Equity Financing to be funded and to consummate the Closing, under no circumstances will the Company be permitted or entitled to receive both the indefeasible payment in full of the Termination Fee and the funding of the Equity Financing and the consummation of the Closing pursuant to a grant of specific performance.

ARTICLE X

TAX MATTERS

10.1 Cooperation; Audits; Tax Returns.

(a) In connection with the preparation of Tax Returns, audit examinations and any administrative or judicial proceedings relating to the Tax liabilities imposed on the WU Companies for all taxable periods (or portion(s) thereof) ending on or before the Closing Date (“Pre-Closing Tax Periods”), Buyer, on the one hand, and the Sellers, on the other hand, shall cooperate on a reasonable basis with each other, including the furnishing or making available on reasonable notice during normal business hours of records, senior management (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes and any assessment or reassessment in respect of Taxes, in each case, at the sole cost of the party to which such materials or resources are furnished and/or made available; provided that neither party shall be required to cooperate if such cooperation would unduly interfere with the normal conduct of such party’s business. Notwithstanding anything to the contrary set forth in this Agreement, after the Closing Date, none of Buyer, the Surviving Corporation or any of their respective Affiliates, on the one hand, or the Sellers, the Seller Representative or any of their respective Affiliates, on the other hand, shall be required to disclose pursuant to this Section 10.1(a) to the Sellers or the Seller Representative or the Buyer or the Surviving Corporation, as applicable, any information if Buyer, the Surviving Corporation or any of their respective Affiliates, on the one hand, and the Sellers and the Seller Representative or any of its respective Affiliates, on the other hand, are adverse parties in a litigation or dispute and such information is reasonably pertinent thereto. Buyer shall, and shall cause the WU Companies to, (i) retain all books and records with respect to Tax matters pertinent to the WU Companies relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by the Seller Representative, any extension thereof) for the respective taxable periods, and to abide by all record retention Laws and agreements entered into with any Taxing Authority, and (ii) give the Seller Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and shall allow the Seller Representative to take possession of such books and records.

(b) Buyer shall, at Seller Representative’s request and expense, use its commercially reasonable efforts to assist the Seller Representative in obtaining any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

10.2 Buyer Tax Acts. On and after the Closing Date, Buyer and its Affiliates (including, after the Closing, the WU Companies) will not take, cause or permit to be taken, any action, other than in the ordinary course of business consistent with past practices or other than the transactions expressly contemplated by this Agreement, if such actions could reasonably be expected to result in (a) any reduction in any Tax refund or credit to which the Sellers are entitled under this Agreement or (b) any increase in Unpaid Pre-Closing Income Taxes or Taxes taken into account in the calculation of Net Working Capital. Neither Buyer nor any of its Affiliates (including, after the Closing, the WU Companies) shall (i) amend, refile, revoke or otherwise modify any Tax Return of the WU Companies with respect to a Pre-Closing Tax Period or (ii) make or revoke or otherwise modify any Tax election with retroactive effect to a Pre-Closing Tax Period, in case of clauses (i) and (ii) without the prior written consent of the Seller Representative, not to be unreasonably withheld, conditioned or delayed.

10.3 Certain Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) will be paid by Buyer when due. The Seller Representative shall cooperate on a reasonable basis with Buyer to prepare and file all necessary Tax Returns and other documentation with respect to Transfer Taxes.

10.4 Refunds and Credits. Any Tax refund received by Buyer, the Company or the Surviving Corporation, as applicable, or the Subsidiaries (or any of their respective Affiliates), and any amounts credited against any Tax to which Buyer, the Company or the Surviving Corporation, as applicable, or the Subsidiaries (or any of their respective Affiliates) shall become entitled, which refund or credit relates to Pre-Closing Tax Periods (including as a result of any overpayment of estimated Taxes), shall be for the account of the Sellers, and Buyer shall pay, or cause to be paid, to the Sellers an amount equal to such refund or credit (including any interest paid or payable by the applicable Taxing Authority) in accordance with Section 2.12, except to the extent such refund or credit (a) was included in the calculation of Unpaid Pre-Closing Income Taxes or (b) is attributable to any deductions on account of the Selling Expenses or the Option Consideration (determined on a “with and without” basis); provided that notwithstanding the foregoing, a Person shall be treated as becoming entitled to a credit against Taxes solely if, when, and to the extent that such credit is actually utilized on a Tax Return filed by such Person with respect to a taxable period (or portion thereof) beginning after the Closing Date.

10.5 Consolidated Income Tax Return. Buyer shall elect to file a consolidated U.S. federal income Tax Return with the Company and the Subsidiaries for the taxable year of Buyer that includes the day after the Closing Date. The parties hereto acknowledge and agree that, as a consequence of the transactions contemplated hereby, (a) the taxable year of the Company and the Subsidiaries shall close for U.S. federal income Tax purposes at the end of the day on the Closing Date, and (b) the Company and the Subsidiaries will become members of the consolidated group for U.S. federal income Tax purposes of, or that includes, Buyer as of the end of the day on the Closing Date.

10.6 Straddle Periods. In the case of any taxable period that includes but does not end on the Closing Date: (a) property, ad valorem, and similar Taxes charged on a periodic basis allocable to the pre-Closing portion of such taxable period shall be equal to the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days during the period that are in the pre-Closing period and the denominator of which is the number of days in the entire period; and (b) Taxes other than Taxes described in clause (a) above allocable to the pre-Closing portion of such taxable period (including Taxes with respect to entities treated as partnerships for U.S. federal income tax purposes or “controlled foreign corporations” within the meaning of Code Section 957(a)) shall be computed as if such taxable period ended as of the end of the day of the Closing Date.

ARTICLE XI

MISCELLANEOUS AND GENERAL

11.1 Seller Representative.

(a) Pursuant to the Company Stockholder Approval (including the adoption of this Agreement), each Seller will be deemed to have irrevocably appointed, authorized and empowered the Seller Representative to act as a representative for the benefit of each Seller as the exclusive agent and attorney-in-fact for and on behalf of the Sellers in connection with and to facilitate the consummation of the transactions contemplated in this Agreement (including the Merger), which includes the power and authority as is necessary to carry out the functions assigned to the Seller Representative in this Agreement. Without limiting the generality of the foregoing, the Seller Representative has full power and authority, on behalf of each Seller and his, her or its successors and assigns, to (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered in connection herewith, including the Escrow Agreement, the Paying Agent Agreement, the Deferred Payment Limited Guarantee and the Indemnity Agreement, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, including the Escrow Agreement, the Paying Agent Agreement, the Deferred Payment Limited Guarantee and the Indemnity Agreement, (iii) receive service of process in connection with any claims under this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Deferred Payment Limited Guarantee and the Indemnity Agreement, (iv) agree to, negotiate and enter into settlements and compromises of, and assume the defense of, claims, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) take all actions necessary or appropriate in the judgment of the Seller Representative on behalf of the Sellers in connection with this Agreement, (vii) make any determinations and settle any matters in connection with the adjustments to the Purchase Price in Section 2.9, (viii) authorize delivery to Buyer of the Escrow Funds or any portion thereof pursuant to Section 2.9, (ix) distribute the Escrow Funds and any earning and proceeds thereon and (x) deduct, hold back, distribute, use or redirect any funds, including the Holdback Amount, which may be payable to any Seller pursuant to the terms of this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Deferred Payment Limited Guarantee, the Indemnity Agreement or any agreements or documents executed and delivered in connection herewith in order to pay, or establish a reserve for, (A) any amount that may be payable by such Seller hereunder or (B) any costs, fees, expenses and other liabilities incurred by the Seller Representative (in its capacity as such) in connection with this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Deferred Payment Limited Guarantee and the Indemnity Agreement or its rights or obligations hereunder and thereunder. Buyer and Merger Sub (and as of the Closing, the Surviving Corporation and the Subsidiaries) are entitled to deal exclusively with the Seller Representative on matters relating to this Agreement and any other agreement or document executed and delivered in connection herewith and the transactions contemplated hereby and thereby, unless otherwise instructed by the Seller Representative. Each Seller upon the execution of a Letter of Transmittal or an Option Surrender Certificate will be deemed to agree that a decision, act, consent or instruction of the Seller Representative will constitute a decision, act, consent or instruction, as the case may be, of all the Sellers and will be final, conclusive and binding upon each such Seller, and Buyer and Merger Sub (and as of the Closing, the Surviving Corporation and the Subsidiaries) will be entitled to rely exclusively on such appointment and to treat the Seller Representative as the duly appointed attorney-in-fact of each Seller and such decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of each such Seller, without independent verification or investigation.

(b) The Seller Representative, or any successor hereafter appointed, may resign at any time by written notice to Buyer and a successor Seller Representative will be named by Cortec Group Fund V, L.P. All power, authority, rights and privileges conferred in this Agreement to the Seller Representative will apply to any successor Seller Representative.

(c) The Seller Representative will not be liable to any Person for any act done or omitted under this Agreement as the Seller Representative while acting in good faith (and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith). Buyer agrees that it will not look to the assets of the Seller Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Company (pre-Closing) or the Sellers. In performing any of its duties under this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Deferred Payment Limited Guarantee, the Indemnity Agreement or any agreements or documents executed and delivered in connection herewith, the Seller Representative will not be liable to the Sellers for any losses that any Person may incur as a result of any act, or failure to act, by the Seller Representative under this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Deferred Payment Limited Guarantee, the Indemnity Agreement or any agreements or documents executed and delivered in connection herewith, and the Seller Representative will be indemnified and held harmless by the Sellers for all losses, except to the extent such act or omission results from or arises out of willful misconduct or gross negligence on the part of the Seller Representative. The limitation of liability provisions of this Section 11.1(c) will survive the termination of this Agreement and the resignation of the Seller Representative.

11.2 Expenses. Except as otherwise set forth in this Agreement, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the party incurring such costs and expenses.

11.3 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns, but is not assignable by any party hereto without the prior written consent of the other parties hereto. Notwithstanding the foregoing, Buyer may, without the consent of any other party, assign its respective rights and obligations hereunder, in whole or in part, (a) after the Closing, Buyer may assign all of its rights to payment under this Agreement to any Lender providing financing to Buyer as collateral security, but no such assignment will relieve Buyer of any liability or obligation hereunder, and (b) prior to or following the Closing, to any Affiliate of Buyer so long as Buyer remains ultimately liable for all of Buyer’s obligations hereunder.

11.4 Third Party Beneficiaries. Except as set forth in Section 6.5, Section 6.9(d), this Section 11.4 and Section 11.9, each party hereto intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto. Notwithstanding anything to the contrary contained in this Agreement, (a) the Financing Sources are intended third-party beneficiaries of Section 8.2, Section 9.1, Section 11.10, Section 11.11 and Section 11.12 and shall be entitled to the protections of such provisions to the same extent as if the Financing Sources were parties to this Agreement, and (b) following the Closing, the Sellers are intended third-party beneficiaries of Section 2.6, Section 2.8, Section 2.9(f), Section 2.11, Section 2.12, Section 10.2, Section 10.4, and this Section 11.4. Notwithstanding anything to the contrary herein, this Section 11.4, Section 8.2, Section 9.1, Section 11.10, Section 11.11, and Section 11.12 may not be amended, modified or supplemented, or any of the provisions in such Sections waived, in each case, in a manner that is adverse in any respect to any Financing Source without the written consent of such Financing Source (which consent will not be unreasonably withheld, conditioned or delayed).

11.5 Further Assurances. Any time after the Closing, the parties hereto shall execute such further instruments and take such further actions as may reasonably be necessary or desirable to carry out the intent of, or effect the transactions contemplated by, this Agreement or any agreements or documents executed and delivered in connection herewith. Each party hereto shall cooperate affirmatively with the other parties hereto, to the extent reasonably requested by such other parties, to enforce rights and obligations herein provided.

11.6 Notices. Any notice or other communication provided for herein or given hereunder to a party hereto must be in writing and: (a) sent by electronic mail; (b) delivered in person; (c) mailed by first class registered or certified mail, postage prepaid; or (d) sent by Federal Express or other overnight courier of national reputation, in each case, addressed as follows:

If to the Surviving Corporation (only after the Closing), Buyer or Merger Sub:

Panamera Purchaser, Inc.

c/o Carlyle U.S. Equity Opportunity Fund II, L.P.

c/o The Carlyle Group

520 Madison Avenue

New York, NY 10022

Attention:  ####

Email:       ####

with copies to:

Kirkland & Ellis LLP

200 Clarendon Street

Boston, MA 02116

Attention: Armand A. Della Monica, P.C.

Email:       armand.dellamonica@kirkland.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Dvir Oren, P.C.

Email:       dvir.oren@kirkland.com

and

c/o TA Associates Management, L.P.

John Hancock Tower, 56th Floor

200 Clarendon Street

Boston, MA 02116

Attention:  ####

Email:       ####

and

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Jon M. Herzog

Email: jherzog@goodwinlaw.com

If to the Company (only prior to the Closing) or the Seller Representative:

c/o Cortec Group

140 East 45th Street, 43rd Floor

New York, New York 10017

Attention:  ####

                   ####

Email:        ####

                   ####

with a copy to:

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

Attention:  Denise Carkhuff

                  Danielle Asaad

Email:       dcarkhuff@jonesday.com

                  dasaad@jonesday.com

or to such other address with respect to a party hereto as such party notifies the other parties hereto in writing as above provided. Each such notice or communication will be effective: (i) if given by electronic mail, then when confirmation of successful transmission is received; or (ii) if given by any other means specified in the first sentence of this Section 11.6, then upon delivery or refusal of delivery at the address specified in this Section 11.6.

11.7 Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

11.8 Amendment; Waiver. This Agreement may be amended, supplemented or modified only by an instrument in writing duly executed by the Company, Seller Representative and Buyer. At any time, the Company, Seller Representative or Buyer may: (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or (c) waive compliance with any of the covenants, agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement to any such extension or waiver will be valid only if set forth in a writing signed by the party hereto that will lose the benefit of such provision as a result of such extension or waiver. No waiver or consent, express or implied, by any party hereto to or of any breach or default by any party hereto in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitations period has run.

11.9 Legal Representation. Buyer and Merger Sub agree that, as to all communications between and among all counsel for the Sellers, the WU Companies or their respective Affiliates (including Jones Day), and Cortec Group Fund V, L.P., Cortec Co-Investment Fund V, LLC, the Sellers, the WU Companies or their respective Affiliates that relate in any way to the transactions contemplated by or in connection with this Agreement (collectively, the “Privileged Communications”), the attorney-client privilege and the expectation of client confidence with respect to the Privileged Communications belongs to the Sellers and may be controlled by the Sellers and will not pass to or be claimed by Buyer, Merger Sub or any of their respective Affiliates (including, following the Closing, the WU Companies). The Privileged Communications are the property of the Sellers and, from and after the Closing, none of Buyer, Merger Sub, their respective subsidiaries (including, following the Closing, the WU Companies) or any Person purporting to act on behalf of or through Buyer, Merger Sub or such Affiliates will seek to obtain the Privileged Communications, whether by seeking a waiver of the attorney-client privilege or through other means. Buyer, Merger Sub and their respective Affiliates (including, following the Closing, the WU Companies), together with any of their respective Affiliates, successors and assigns, further agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the Sellers or any of their respective Affiliates after the Closing. The Privileged Communications may be used by the Sellers or any of their respective Affiliates in connection with any dispute that relates to the transactions contemplated by or in connection with this Agreement. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, Merger Sub or any of their respective Affiliates and a third party (other than a party to this Agreement or any of its Affiliates) after the Closing, Buyer, Merger Sub and their respective Affiliates may assert the attorney-client privilege to prevent disclosure of the Privileged Communications to such third party; provided, however, that neither Buyer, Merger Sub nor their respective Affiliates (including, following the Closing, the WU Companies) may waive such privilege without the prior written consent of the Seller Representative. If the Sellers or the Seller Representative so desire, and without the need for any consent or waiver by Buyer, Merger Sub, or the WU Companies, Jones Day is permitted to represent the Sellers and/or the Seller Representative after the Closing in connection with any matter, including without limitation anything related to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto.

11.10 Governing Law. This Agreement is to be governed by, and construed and enforced in accordance with, the internal Laws of the State of Delaware. Any and all proceedings arising out of or relating to this Agreement, whether sounding in contract, tort or statute shall be governed by the internal Laws of the State of Delaware, including its statutes of limitations, without regard to any choice or conflict of law principle, provision or rule that would require the application of any other law (whether of the State of Delaware or any other jurisdiction). Notwithstanding anything herein to the contrary, the parties hereto agree that any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) involving a Financing Source that is in any way related to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing shall be governed by, and construed in accordance with, the laws of the State of New York.

11.11 Consent to Jurisdiction and Service of Process. The parties hereto submit to the exclusive jurisdiction of the courts of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines or is otherwise unable to accept jurisdiction over a particular matter, then any state or federal court within the State of Delaware) in respect of any Action arising out of or in any way relating to this Agreement and waive, and will not assert, any defense in any such Action, that they are not subject to the courts’ jurisdiction or that the Action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their respective property is exempt or immune from execution, that the Action is brought in an inconvenient forum or that the venue of the Action is improper; provided that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the extent that service of process by mail is permitted by Law, each party hereto irrevocably consents to the service of process with respect thereto may be made upon the parties hereto by mailing a copy thereof by registered or certified mail, postage prepaid, to that party at the applicable address provided in Section 11.6. Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any action against any Financing Source under the Debt Commitment Letters, including any dispute arising out of or relating in any way to any Debt Commitment Letters or the performance thereof, in any forum other than exclusively in federal court sitting in the State of New York, Borough of Manhattan in the City of New York.

11.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE DEBT FINANCING UNDER THE DEBT COMMITMENT LETTERS).

11.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

11.14 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and any agreements or documents executed and delivered in connection herewith. If an ambiguity or question of intent or interpretation arises, then this Agreement and any agreements or documents executed and delivered in connection herewith, as applicable, will be construed as drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions herein or therein. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) any reference to any statute or Law will be deemed also to refer to all rules and regulations promulgated thereunder or to such statute or Law as may be amended from time to time; (b) all references to the preamble, recitals, Sections, Articles, Exhibits or Schedules are to the preamble, recitals, Sections, Articles, Exhibits or Schedules of or to this Agreement; (c) the words “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph hereof; (d) masculine gender shall also include the feminine and neutral genders and vice versa; (e) words importing the singular shall also include the plural and vice versa; (f) the words “include” and “including” shall mean without limitation by reason of enumeration; (g) all references to “$” or dollar amounts are to lawful currency of the United States of America; (h) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; (i) the term “or” is not exclusive and has the meaning represented by the phrase “and/or”; (j) references to “written” or “in writing” include communication in electronic form; (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; (l) the phrases “in the ordinary course” or “in the ordinary course of business” shall be deemed to be followed by the phrase “consistent with past practice”; and (m) any document or item will be deemed “delivered,” “furnished,” “provided,” or “made available” within the meaning of this Agreement if such document or item is included or provided in the Merrill DataSite “Project Panamera” electronic data room at least one (1) Business Day prior to the Effective Date and remains in such data room until the Closing.

11.15 Counterparts; Electronic Transmission. This Agreement may be executed in separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including in Adobe PDF format) will be effective as delivery of a manually executed counterpart to this Agreement.

11.16 Complete Agreement. This Agreement and the Schedules and exhibits hereto and the other documents delivered by the parties hereto in connection herewith, together with the Confidentiality Agreement, contain the complete agreement between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company, the Seller Representative, Buyer and Merger Sub have executed this Agreement or caused this Agreement to be executed as of the day and year first above written.

THE COMPANY:

WU HOLDCO, INC.

By:	/s/ Christopher G. Bauder
Name:	Christopher G. Bauder
Title:	Vice President

THE SELLER REPRESENTATIVE:

CORTEC GROUP FUND V, L.P.

By:	Cortec Management V, LLC, its Managing General Partner

By:	/s/ David L. Schnadig
Name:	David L. Schnadig
Title:	Manager

BUYER:

PANAMERA PURCHASER, INC.

By:	/s/ David Basto
Name:	David Basto
Title:	President

MERGER SUB:

PANAMERA MERGER SUB, INC.

By:	/s/ David Basto
Name:	David Basto
Title:	President